As filed with the Securities and Exchange Commission on December 5, 2002
                                                      Registration No. 333-96653

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                               Amendment No. 2 to
                                    Form SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                              U.S. GOLD CORPORATION
                 (Name of small business issuer in its charter)

   Colorado                           1041                       84-0796160
----------------               -----------------             -------------------
(State or other                (Primary Standard              (I.R.S. Employer
jurisdiction of                    Industrial                Identification No.)
incorporation or                 Classification
organization)                         Code)


          2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545
                                 (303) 238-1438
          (Address and telephone number of principal executive offices)

          2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545
                   (Address of principal place of business or
                           intended place of business)

                William W. Reid, President, U.S. Gold Corporation
          2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545
                                  303-238-1438
            (Name, address and telephone number of agent for service)

                                 With a copy to:
                               Richard Mauro, Esq.
                  Moye, Giles, O'Keefe, Vermeire & Gorrell LLP
                       1225 Seventeenth Street, 29th Floor
                           Denver, Colorado 80202-5529
                                 (303) 292-2900

Approximate date of commencement proposed sale to public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of each                       Proposed         Proposed
  class of          Amount          maximum           maximum        Amount of
securities to       to be        offering price      aggregate      registration
be registered     registered        per unit       offering price       fee
-------------     ----------     --------------    --------------   ------------

Common Shares     2,785,715          $0.423          $1,178,357        $106.00


--------------------------------------------------------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to completion, dated December 5, 2002


Prospectus

                              U.S. Gold Corporation
                                2,785,715 Shares
                                  Common Stock

By this prospectus, the Selling Shareholders named in this prospectus may from time to time offer shares of our Common Stock. U.S. Gold Corporation will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders. This prospectus also relates to shares to be issued upon exercise of certain Common Stock warrants for which U.S. Gold Corporation would receive gross proceeds of $227,143 if all the subject warrants are exercised (see "DESCRIPTION OF CAPITAL STOCK" elsewhere in this prospectus).

Our Common Stock trades on the OTC Bulletin Board under the symbol :"USGL." On December 4, 2002, the reported last sale price of our Common Stock was $0.36 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 4 OF THIS PROSPECTUS AND THOSE RISK FACTORS CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT, IF ANY, FOR INFORMATION YOU SHOULD CONSIDER BEFORE BUYING THE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is December 5, 2002.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY.........................................................   3

RISK FACTORS...............................................................   4

DETERMINATION OF OFFERING PRICE............................................   9

SELLING SECURITY HOLDERS...................................................   9

PLAN OF DISTRIBUTION.......................................................  11

LEGAL PROCEEDINGS..........................................................  13

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
PERSONS....................................................................  13

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT.................................................................  14

DESCRIPTION OF CAPITAL STOCK...............................................  16

INTEREST OF NAMED EXPERTS AND COUNSEL......................................  17

DISCLOSURE OF COMMISSION POTION ON INDEMNIFICATION
FOR SECURITY LIABILITY.....................................................  17

DESCRIPTION OF BUSINESS....................................................  18

MANAGEMENTS' DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS..............................  25

DESCRIPTION OF PROPERTY....................................................  31

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................  35

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS...................  40

EXECUTIVE COMPENSATION.....................................................  41

EXPERTS....................................................................  52

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE.....................................  53

ADDITIONAL INFORMATION AVAILABLE...........................................  53

FINANCIAL STATEMENTS.......................................................  54

ABOUT THIS PROSPECTUS                                                 Back Cover

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus. You should read the entire Prospectus carefully, including the "RISK FACTORS" section.

THE OFFERING:       Resale of 2,785,715 shares of Common Stock by Selling
                    Shareholders in market or negotiated transactions.

OUR BUSINESS:       We are engaged in the exploration for gold and silver
                    mineralization and the development and production from successful properties. The Company has not had revenues from mining operations since 1990. Our only owned property is the Tonkin Springs property located on the Battle
                    Mountain-Cortez gold trend in Nevada. We are presently in the exploration stage for gold and silver at the Tonkin
                    Springs property where we have a milling facility in place and an estimate of mineralized material of 30.7 million tons with average grade of 0.045 ounce gold per ton. We are currently evaluating the Tonkin Springs property to determine if the property can be put back into production.
                    Our current plans are to prepare amendments to required governmental permits which would allow us to recommence production at Tonkin Springs and which could involve minor modification of the milling facilities including the use of flotation technology which we have licensed from Newmont
                    Mining Corporation. We will be required to raise additional funding to complete these plans and to provide for corporate overhead which funding could include secured debt, sale of a royalty interest on the property, and sale of additional
                    Common Stock or a possible joint venture.

                    We also have an approximate 30 percent minority stock investment in an affiliated company, Gold Resource Corporation, which is currently exploring an underground zinc, silver and lead base metal property in Hidalgo state, Mexico and a gold property in the state of Oaxaca, Mexico. We are managing the affairs of Gold Resource under a contract, however, Gold Resource Corporation is responsible to provide all its required funding. See "BUSINESS" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-CONTRACT WITH GOLD RESOURCE CORPORATION".

OUR PRINCIPAL
EXECUTIVE OFFICES:  Address:          2201 Kipling Street, Suite 100
                                      Lakewood, CO 80215-1545
                    Telephone Number: (303) 238-1438

TOTAL SHARES
OUTSTANDING PRIOR
TO THE OFFERING:    16,383,533

SHARES BEING
OFFERED FOR RESALE
TO THE PUBLIC:      2,785,715

SHARES BEING
ISSUED WHEN AND
IF THERE IS EXERCISE
OF WARRANTS:        428,572

TOTAL SHARES
OUTSTANDING AFTER
THE OFFERING:       16,812,105

PRICE PER SHARE
TO THE PUBLIC:      Indeterminate, sales will be made either as market prices on the date of sale or negotiated prices.

TOTAL PROCEEDS
RAISED BY OFFERING: None. (See "DESCRIPTION OF CAPITAL STOCK" regarding warrants.)

USE OF PROCEEDS
FROM THE SALE OF
SHARES BY THE
COMPANY:            Not applicable.

OTC BULLETIN
BOARD SYMBOL:       USGL

PLAN OF
DISTRIBUTION:       Market transactions through licensed broker-dealers or
                    negotiated transactions, in the case of Selling
                    Shareholders. Issuance of shares pursuant to exercise and conversion of warrants in the case of the Company.

MANAGEMENT:         Our executive management is made up of William W. Reid,
                    president, chief executive officer and director, William F.
                    Pass, vice president, chief financial officer and secretary, David C. Reid, vice president and director, and our non-executive, outside director is John W. Goth.

Unless otherwise indicated, "we," "us" and "our" refer to U. S. Gold Corporation and our subsidiaries. The Company's significant subsidiary is Tonkin Springs LLC, which owns the Tonkin Springs project in Eureka County, Nevada.

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. WE BELIEVE THESE ARE ALL THE MATERIAL RISKS CURRENTLY FACING OUR BUSINESS, BUT ADDITIONAL RISKS WE ARE NOT PRESENTLY AWARE OF OR THAT WE CURRENTLY BELIEVE ARE IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED BY THESE RISKS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. IN ASSESSING THESE RISKS, YOU SHOULD ALSO REFER TO THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENT, INCLUDING OUR FINANCIAL STATEMENTS AND RELATED NOTES.

1. GOING CONCERN RISK COULD RESULT IN COMPANY NOT CONTINUING IN BUSINESS. The Company's ability to continue as a going concern is contingent upon our ability to secure financing, increase equity through sale of securities and attain profitable operations. Due to these uncertainties our independent accountants have included a going concern limitation in its audit report as of and for the year ended December 31, 2001. See "FINANCIAL STATEMENTS."

2. NO RESERVES AT TONKIN SPRINGS PROPERTY COULD RESULT IN PROPERTY NOT MOVING BEYOND EXPLORATION STAGE. The estimate of mineralized material for the Tonkin Springs property does not include reserves. Mineralized material or deposit is a mineralized body which has been delineated by appropriate drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Under Securities and Exchange Commission standards, such a deposit does not qualify as a reserve until a comprehensive evaluation, based upon unit cost, tonnage, grade, price, recoveries costs and other factors, concludes economic feasibility. To achieve determination of proven and probable reserves, it will be necessary for the Company to engage an outside engineering firm to assess geologic data and to develop an economic model demonstrating commercial feasibility of the property. The Tonkin Springs Property may not move beyond the exploration stage.

3. COMPLIANCE WITH ENVIRONMENTAL REGULATION REQUIRED TO ATTAIN OPERATIONS. In connection with our proposed Tonkin Springs property activities, we are required to comply with various federal, state and local laws and regulations pertaining to the discharge of materials into the environment or otherwise relating to the protection of the environment all of which can increase the costs and time required to attain operations. We are in the process of obtaining environmental permits, licenses or approvals required for potential operations at Tonkin Springs, however, we may not be successful in obtaining the required authority to commence any development and operation, or such authority may not be obtained in a timely basis. We may not be able to complete our evaluation program due to permitting problems or other causes and thus may be unable to potentially develop the property before expending all monies raised. The Tonkin Springs Property may not move beyond the exploration stage.

4. LACK OF FUNDING FOR BUSINESS PLAN. We may be unable to secure additional funding necessary to allow us to cover corporate overhead and project holding costs, obtain necessary operating permits, fund any required construction and working capital to potentially commence successful operations at the Tonkin Springs project and profitably develop the property. The Company may not be successful in obtaining the additional funding necessary to protect its assets and/or to meet its financial obligations. The Tonkin Springs Property may not move beyond the exploration stage.

5. DEPENDENCE UPON AFFILIATE COMPANY FOR REVENUES COULD NEGATIVELY IMPACT FINANCIAL CONDITION. During 2002, the Company received most of its revenue from a management contract with GRC at the monthly rate of $30,000 of which $300,000 has been earned but remains unpaid and has not been accrued as of the date of this Prospectus. GRC is a new mining company which does not have operations and is primarily funded by equity investment. Therefore, this revenue source is uncertain and risky at this time. If the Company does not receive payments under the GRC management contract that would negatively impact its financial condition.

6. POTENTIAL FOR LOSS OF INTEREST IN PROPERTIES. Our interest in the claims making up the Tonkin Springs property require certain annual payments to various governmental authorities and to leaseholders in the cases of property subject to leases along with certain minimum work commitments associated with certain of those property leases. If we are unable to meet the financial, fees, and work commitments required, we could lose the right to develop those properties.

7. TITLE TO MINERAL PROPERTIES CAN BE UNCERTAIN. The mineral properties making up the Tonkin Springs property consist of leases of unpatented mining claims and unpatented mining claims. Unpatented mining claims provide only possessory title. The validity of unpatented mining claims are often uncertain and such validity is often subject to contest. Unpatented mining claims are unique property interests in the United States and are generally considered subject to greater title risk than patented mining claims or real property interests that are owned in fee simple. The validity of unpatented mining claims in the United States, in terms of both their location and maintenance, is dependent on strict compliance with a complex body of federal and state statutory and case law. In addition, there are few public records that definitely control the issues of validity and ownership of unpatented mining claims. We have not generally obtained title opinions, with the attendant risk that title to some properties, particularly title to undeveloped properties, may be defective.

The present status of our unpatented mining claims located on public lands allows us the exclusive right to mine and remove valuable minerals, such as precious and base metals. We also are allowed to use the surface of the land solely for purposes relating to mining and processing of any mineralization. However, legal ownership of the land remains with the United States. We remain at risk that the mining claims may be forfeited either to the United States or to rival private claimants due to failure to comply with statutory requirements as to location and maintenance of the claims.

8. FLUCTUATING GOLD PRICE COULD NEGATIVELY IMPACT BUSINESS PLAN. The potential for profitability of gold mining operations at Tonkin Springs and the value of the Tonkin Springs project is directly related to the market price of gold. The market price of gold fluctuates widely and is affected by numerous factors beyond the control of our Company. The market price for gold may decrease which could make development of Tonkin Springs uneconomic, could make it more difficult for the Company to raise funding necessary to achieve operations at Tonkin Springs, or could make such operations, if achieved, unprofitable.

9. OTHER MINING RISKS COULD NEGATIVELY IMPACT OPERATIONS. The operations of the Company are subject to all of the hazards and risks normally incident to developing and operating mining properties. These risks include:

*    insufficient economic mineralized material
*    fluctuations in production costs that may make mining not economical
*    significant environmental and other regulatory restrictions
*    labor disputes
*    unanticipated variations in grade and other geologic problems
*    water conditions
*    difficult surface or underground conditions
*    metallurgical and other processing problems
*    mechanical and equipment performance problems
*    failure of pit walls or dams
*    force majeure events, including natural disasters
*    and the risk of injury to persons, property or the environment

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures and production commencement dates.

10. COMPETITIVE BUSINESS CONDITIONS PUTS COMPANY AT DISADVANTAGE. The exploration for, and the acquisition and development of gold properties are subject to intense competition and the size and financial condition of the Company puts it at a disadvantage with its competitors and makes investment in the Company more risky than in other companies active in exploration and mining activities. Companies with greater financial resources, larger staffs, more experience, and more equipment for exploration and development may be in a better position than the Company to compete for such mineral properties. Our present limited cash flow means that our ability to compete for properties to be explored and developed is more limited than in the past. We believe that competition for acquiring mineral prospects will continue to be intense in the future.

11. LACK OF PROFITS AND CASH FLOW FROM MINING OPERATIONS COULD IMPACT FUTURE OPERATIONS. For 2001 and 2000 the Company recorded net losses of $136,450 or $0.01 per share, and $117,916 or $0.01 per share respectively, and did not generate any cash flow from mining operations. As a result, we have relied upon payments from third parties under various transactions, deferral of payments by related parties, and funding from other sources, including sale of equity securities, to satisfy cash requirements.

12. LIMITED NUMBER OF COMPANY PROSPECTS. Our only current mining project is the Tonkin Springs project which we own 100%. We also have an approximate 30 percent minority stock ownership position in an affiliated company, Gold Resource Corporation ("GRC"), which is exploring a silver, lead, zinc base metal property in Mexico. Neither of these projects has any operations. The Company must commence such operations to derive revenues. Therefore, we are dependent on the success of a limited number of projects.

13. VOLATILITY OF STOCK PRICE COULD IMPACT VALUATION. Our Common Stock is quoted on the OTC Bulletin Board System. We have experienced significant volatility in price and trading volumes over the last several years. There could be limited liquidity for our Common Stock. (See "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS").

14. PENNY STOCK DISCLOSURE REQUIREMENTS COULD LIMIT PRICE AND LIQUIDITY OF OUR COMMON STOCK. Our Common Stock is subject to the Penny Stock disclosure requirements as defined in the 1934 Exchange Act which imposes increased disclosure requirements between potential investors and their brokers. These requirements may have the effect of reducing the level of trading activity in the secondary markets and therefore having a negative effect on the price and liquidity of our stock.

15. LEGISLATION COULD NEGATIVELY IMPACT BUSINESS PLAN. Proposed federal legislation could negatively impact our ability to operate in the future. A number of bills have been introduced in the U.S. Congress over past years that would revise in various respects the provisions of the Mining Law of 1872. If enacted, such legislation could substantially increase the cost of holding unpatented mining claims and could impair the ability of companies to develop mineral resources on unpatented mining claims. Our financial performance could therefore be affected adversely by passage of such legislation. Pending possible reform of the Mining Law of 1872, Congress has put in place a moratorium which prohibits acceptance or processing of most mineral patent applications.

16. LACK OF PERSONNEL SUBJECTS COMPANY TO ADDITIONAL RISKS. We are a small Company with only five employees and thus our success depends on the services of key employees in the three executive positions. The loss of the services of one or more of these executive employees could have a material adverse effect on us. The Company does not carry life insurance on its key employees.

17. CONFLICTS OF INTEREST COULD ARISE WITH MANAGEMENT. Messers William and David Reid are both officers and directors of both the Company and GRC, an affiliate of the Company. Conflicts of interests could arise between these persons duties as officers and directors of the Company and their respective positions as officers and directors of GRC.

18. Potential Environmental Liability for Other Properties. We have transferred our interest in several mining properties over past years and we could remain potentially liable for environmental enforcement actions related to our prior ownership of such properties. The Company is responsible for the reclamation obligations related to the Tonkin Springs Properties.

19. CONTINUING RECLAMATION OBLIGATIONS FOR TONKIN SPRINGS COULD REQUIRE ADDITIONAL FUNDING. As owner of the Tonkin Springs property, we are responsible for the reclamation obligations related to disturbances located on the property. The current estimate of reclamation costs of disturbances on the property is approximately $1.83 million which estimate has been filed with and approved by appropriate federal and state governmental agencies. As required by regulatory requirements, we have in place a cash bond in the amount of $1.84 million to secure the reclamation of the property. However, that cash bond could be inadequate to cover the costs of reclamation which could subject the Company to additional bond funding obligations or actual reclamation costs.

20. INSUFFICIENT AUTHORIZED STOCK TO FUND BUSINESS PLAN. The Company does not have additional shares of authorized but unissued Common Stock which is not otherwise reserved for warrants and for options. Therefore the Company has no available shares of Common Stock which otherwise could be sold to meet future financing needs without approval by shareholders for an increase to the authorize number of shares of Common Stock of the Company. The Company anticipates requesting its shareholders to increase the authorized number of shares of Common Stock from 18,000,000 to 35,000,000 shares at its next meeting of shareholders. It takes the affirmative vote of two-thirds of the outstanding shares to approve an increase to the authorized number of shares of the Company and the approval of this number of outstanding shares may be difficult to obtain.

21. POTENTIAL DILUTION TO EXISTING SHAREHOLDERS. If the shareholders of the Company approve an increase to the authorized number of shares of Common Stock of the Company and some or all of those shares are subsequently issued, the existing shareholders respective ownership of the Company would be diluted and issuance of such shares could result in a change of control of the Company.

                         DETERMINATION OF OFFERING PRICE

The Selling Shareholders and their pledges, donees, transferees or other successors in interest may offer the shares of our Common Stock from time to time after the date of this prospectus and will determine the time, manner and size of each sale in over-the-counter market or otherwise, at market process prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The exercise price of the outstanding warrants, $0.53/share, was determined as the approximate bid price of the Common Stock at the time of the commitment.

                            SELLING SECURITY HOLDERS

The following table sets forth information regarding the beneficial ownership of our Common Stock by the persons we expect will be the Selling Shareholders, based on the number of shares of Common Stock and warrants outstanding as of November 30, 2002. Except as otherwise noted in the footnotes below, we are not aware of any purchases or sales of our Common Stock by the Selling Shareholders subsequent to November 30, 2002. The shares in the "Shares That May Be Sold" column reflect shares beneficially owned and to be sold by each Selling stockholder. Each of the Selling Shareholders listed below has agreed that, during the effectiveness of the registration statement of which this prospectus is a part, such Selling stockholder will sell shares of Common Stock only pursuant to such registration statement.

                                                               Shares Owned
                            Shares That May be Sold        After Offering (1)(2)
                           -------------------------       ---------------------
Selling Shareholders         Number       Percentage        Number    Percentage
--------------------       ---------      ----------       --------   ----------

Excalibur Limited
Partnership (3)            1,285,715         7.8%              0           0%

Global Gold &
Precious(4)                  125,000           *               0           0%

1056149 Ontario Ltd.
c/o HSBC Securities
(Canada) Inc.(5)              50,000           *               0           0%

John Ryan(6)                 375,000         2.3%              0           0%

Michaux-Gestion
Paris(7)                     250,000         1.5%              0           0%

ING Ferri
a/c 2000024(8)               125,000           *               0           0%

Concord Bank
Limited(9)                    50,000           *               0           0%

Excelsior Mining
Fund(10)                     125,000           *               0           0%

R. Clarke(11)                 75,000           *               0           0%

Arlington Group PLC(12)      187,500         1.1%              0           0%

Kayjay Reality Inc.(13)      112,500           *               0           0%

GUNDYCO in Trust for          25,000           *               0           0%
Account No. 500-1327427(14)

*   Less than 1%

(1) The number in the "Shares Beneficially Owned After the Offering" column assumes that the maximum number of shares that may be sold listed in the previous column are actually sold in the offering.
(2) Includes the 428,572 shares of Common Stock underlying warrants that are exercisable as of June 30, 2002 or that will become exercisable within 60 days hereafter and are deemed to be outstanding for the purposes of calculating the beneficial ownership of owner, but are not deemed to be outstanding for the purposes of computing the beneficial ownership of any other person.
(3) Excalibur Limited Partnership is an Ontario, Canada limited partnership the sole general partner of which is William Hechter.
(4) Global Gold & Precious is a gold and precious mutual fund company based in Paris, France with investment manager Jean Bernard Guyon.
(5) 1056149 Ontario Ltd. is an Ontario, Canada private foreign investment management company controlled by Marilyn Barker.
(6) Mr. John Ryan is a Canadian individual who makes his own investment decisions.
(7) Michaux-Gestion Paris is a private foreign investment management company based in Paris, France with investment manager Remy Bert.
(8) ING Ferri a/c 2000024 is the account of Societe Parisienne Gestion, a private foreign investment management company based in Paris, France with investment manager Yves Tailleur.
(9) The Concorde Bank Limited is a bank registered in Barbados, West Indies with investment manager Norbert Marchal.

(10) Excelsior Mining Fund is registered in Nassau (Bahamas) and is managed by Lion Resources Management Ltd, London, England.
(11) Mr. R. Clark is an individual living in France who makes his own investment decisions.
(12) The Arlington Group PLC is a private foreign venture capital firm based in London, England.
(13) Kayjay Realty Inc. is a business based in Ontario, Canada, and the investment account is managed by HSBC Securities (Canada) Inc.
(14) GUNDYCO in Trust for Account No. 500-1327427 is managed by CIBC Wood Gundy for the benefit of Minh-Thu Dao-Huy, an individual living in Canada.

None of the above are affiliates of United States broker-dealers, nor at the time of purchase did any of the above have any agreements or understandings, directly or indirectly, with any persons to distribute the securities.


                              PLAN OF DISTRIBUTION

We are registering the shares of our Common Stock at the request of the Selling Shareholders. We will pay the costs and fees of registering the shares, but the Selling Shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares. We have agreed with the Selling Shareholders to indemnify each other against certain liabilities, including liabilities arising under the Securities Act, that relate to statements or omissions in the registration statement of which this prospectus forms a part. We may suspend the use of this prospectus and any supplements in certain circumstances due to pending corporate developments.

The Selling Shareholders and their pledges, donees, transferees or other successors in interest may offer the shares of our Common Stock from time to time after the date of this prospectus and will determine the time, manner and size of each sale in over-the-counter market or otherwise, at market prices prevailing at the time of sale, or at prices related to prevailing market prices, or at negotiated prices. The Selling Shareholders may negotiate, and will pay, brokers or dealers commissions, discounts or concessions for their services. In effecting sales, brokers or dealers engaged by the Selling Shareholders may allow other brokers or dealers to participate. However, the Selling Shareholders and any brokers or dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of the section 2(a)(11) of the Securities Act. In addition, the brokers' or dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If any of the Selling Shareholders qualifies as an "underwriter," it will be subject to the prospectus delivery requirements of section 5(b)(2) of the Security Act of 1933.

The methods by which the Selling Shareholders may sell the shares of our Common Stock include:

     A block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;

     Purchases by a broker or dealer, as principal, in a market maker capacity or otherwise and resale by the broker or dealer for its account;

     Ordinary brokerage transactions and transactions in which a broker solicits purchases;

     Privately negotiated transactions;

     Any combination of these methods of sale; or

     Any other legal method

In addition to selling their shares under this prospectus, the Selling Shareholders may transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer, or sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

Regulation M under the Securities Exchange Act of 1934 provides that during the period that any person is engaged in the distribution, as defined in Regulation M, of our shares of Common Stock, such person generally may not purchase our Common Stock. The Selling Shareholders are subject to these restrictions, which may limit the timing of purchases and sales of our Common Stock by the Selling Shareholders. This may affect the marketability of our Common Stock.

The Selling Shareholders may use agents to sell the shares. If this happens, the agents may receive discounts or commissions. If required, a supplement to his prospectus will set forth the applicable commission or discount, if any, and the names of any underwriters, brokers, dealers or agents involved in the sale of the shares. The Selling Shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of our Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of shares by them and any discounts, commissions, concessions or other compensation received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders may agree to indemnify any broker or dealer or agent against certain liabilities relating to the selling of the shares, including liabilities arising under the Securities Act.

Upon notification by the Selling Shareholders that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the material terms of the transaction.

In recognition of the fact that each Selling shareholder may wish to be legally permitted to sell its shares when it deems appropriate, we have agreed with the Selling Shareholders to file with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended (which we refer to in this prospectus as the Securities Act), a registration statement on Form SB-2, of which this prospectus forms a part, with respect to the resale of the shares, and we have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the earlier of two years or when the shares are no longer required to be registered for sale by the Selling Shareholders.

                                LEGAL PROCEEDINGS

There are no legal procedures involving the Company.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth certain information as to each officer and director of the Company:


                                                  Board
                            Positions With       Position
Name                 Age     the Company        Held Since       Term Expires
----                 ---    --------------      ----------       ------------
William W. Reid      54     President, Chief       1979          At Next Meeting of
                            Executive Officer                    Shareholders or When
                            and Director                         Successor is Elected


John W. Goth         75     Director               1987          Term Expires
                                                                 At Next Meeting of
                                                                 Shareholders or When
                                                                 Successor is Elected

David C. Reid        52     Vice President         1993          Term Expires
                            and Director                         At Next Meeting of
                                                                 Shareholders or When
                                                                 Successor is Elected

William F. Pass      56     Vice President,        n/a           n/a
                            Chief Financial
                            Officer, Secretary

WILLIAM W. REID-PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR

Mr. Reid, a founder of the Company, has served as a Director and the President of the Company since its inception in 1979. Mr. Reid devotes substantially all of his time to the business and affairs of the Company. Mr. Reid is also president and chairman of the board of directors of Gold Resource Corporation ("GRC"), a private corporation and an affiliate of the Company. The Company, including Mr. Reid, manages the affairs of GRC under a management contract between the Company and GRC which contract expires December 31, 2002. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-CONTRACT WITH GOLD RESOURCE CORPORATION.") Effective January 1, 1994, Mr. Reid and the Company entered into an employment contract as discussed further under Executive Compensation, Employment Contracts.

JOHN W. GOTH-DIRECTOR

Mr. Goth has been a director of the Company since 1987. Mr. Goth also serves on the board of directors of Royal Gold, Inc., a publicly traded company. For the past ten years, Mr. Goth has been a self-employed mining consultant.

DAVID C. REID-VICE PRESIDENT EXPLORATION AND DIRECTOR

Effective October 19, 1993, Mr. David Reid was appointed a member of the Board of Directors of the Company. On January 1, 1994, Mr. Reid became an employee and officer of the Company with the title Vice President Exploration and entered into an employment contract with the Company as discussed further under Executive Compensation, Employment Contracts. Mr. Reid devotes substantially all of his time to the business and affairs of the Company. Mr. Reid is also vice president and a board member of GRC. The Company, including Mr. Reid, manages the affairs of GRC under a management contract between the Company and GRC which contract expires December 31, 2002. . (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-CONTRACT WITH GOLD RESOURCE CORPORATION.") From January 1, 1993 through December 31, 1993, Mr. Reid was an employee of TSVLP and sole director and president of U.S. Environmental Corporation, a wholly-owned subsidiary of the Company and 0.5 percent owner and limited partner in TSVLP. From September 1, 1991 through December 31, 1992, Mr. Reid was a consultant to the Company. Prior to September 1991, Mr. Reid was an employee and officer (secretary) of the Company and served as a director.

WILLIAM F. PASS-VICE PRESIDENT, CHIEF FINANCIAL OFFICER, SECRETARY

Mr. Pass joined the Company in June 1988 and was appointed Corporate Secretary on September 1, 1991 and effective January 1, 1994, was made Vice President Administration. Effective February 1, 1996, Mr. Pass was appointed Vice President, Chief Financial Officer and Corporate Secretary. Mr. Pass devotes substantially all of his time to the business and affairs of the Company. The Company, including Mr. Pass, manages the affairs of GRC under a management contract between the Company and GRC which contract expires December 31, 2002. Effective January 1, 1994, Mr. Pass and the Company entered into an employment contract as discussed further under Executive Compensation, Employment Contracts.

There are no family relationships between officers and directors of the Company except that David C. Reid, an officer and director of the Company, is brother to William W. Reid, president of the Company and director.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table sets forth the number of shares of the Company's common stock owned beneficially as of November 30, 2002, by each person known by the Company to have owned beneficially more than five percent of such shares then outstanding, by each person serving as a director of the Company, the Executive Officers, and all of the Company's officers and directors as a group.

                                                                   Percentage of
                                                                       Class
Name and Address of                                    Number       Beneficially
Beneficial Owner           Type of Ownership          of Shares        Owned
-------------------        -----------------         ------------  -------------

William W. Reid            Record and Beneficial       572,295(1)       3.4%
25 Downing St.
No. 1-501
Denver, CO 80218

David C. Reid              Record and Beneficial       404,970(2)       2.4%
2201 Quitman St.
Denver, CO 80212

William F. Pass            Record and Beneficial       175,000(3)       1.1%
14820 W. 58th Pl.
Golden, CO 80403

John W. Goth               Record and Beneficial       115,000(4)       0.7%
15140 Foothill Road
Golden, CO  80401

Placer Dome U.S. Inc.      Record and Beneficial       975,000          5.8%
Suite 600-1055 Dunsmuir St.
Vancouver, British Columbia,
Canada V7X 1L3 (5)

Resource Investment        Beneficial                3,162,373         18.8%
Trust PLC
Ocean House
10/12 Little Trinity Lane
London, England EC4V 2DH
United Kingdom

French American            Record and Beneficial     2,197,265         13.1%
Banking Corporation
499 Park Avenue
New York, NY  10022

Excalibur Limited          Record and Beneficial     1,285,715(7)       7.7%
Partnership (6)
33 Prince Arthur Avenue
Toronto, Ontario,
Canada M5X 1E4

All officers and                                     1,267,265          7.2%
directors as a group (4 persons)

(1) This number includes an option to purchase 508,295 shares at $.16 per share which are exercisable within 60 days of the date of this prospectus.

(2) This number includes an option to purchase 385,000 shares at $.16 per share which are exercisable within 60 days of the date of this prospectus.

(3) This number includes an option to purchase 170,000 shares at $.16 per share which are exercisable within 60 days of the date of this prospectus.

(4) This number consists of an option to purchase 115,000 shares at $.16 per share which are exercisable within 60 days of the date of this prospectus.

(5) Placer Dome U.S. Inc. is a wholly owned subsidiary of Placer Dome Inc., a Canadian public company.

(6) Excalibur Limited Partnership is an Ontario, Canada limited partnership the general partner of which is William Hechter.

(7) This percentage includes warrants to purchase 428,572 shares of Common Stock which are exercisable within 60 days of the date of this prospectus.


                          DESCRIPTION OF CAPITAL STOCK

The Company has only one class of securities that being Common Stock, par value $0.10 per share. The Company's authorized capital stock consists of 18,000,000 shares of Common Stock. As of November 30, 2002, there were 16,383,533 shares of the Company's Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share of Common Stock held of record on all matters submitted to stockholders including the election of directors. Cumulative voting for directors is not permitted. The holders of Common Stock are not entitled to any preemptive rights and the shares are not redeemable or convertible. All outstanding Common Stock is, and all Common Stock offered hereby will be, when issued and paid for, fully paid and nonassessable. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or otherwise reserved under obligations for issuance by the Company) by the affirmative vote of the holders of a two-thirds of the stock of the Corporation entitled to vote at a duly called and held meeting of the shareholders of the Company. The Company has issued warrants to certain Selling Shareholders to purchase up to 428,572 shares of Common Stock of the Company at exercise price of $.53/share and which warrants expire May 30, 2004. The Company will receive $227,143 if all the warrants are exercised.

The Articles of Incorporation as well as the Bylaws of the Company do not include any provision that would delay, defer or prevent a change in control of the Company. However, as a matter of Colorado law, certain significant transactions would require the affirmative vote of two-thirds of the shares eligible to vote at a meeting of shareholders which requirement could result in delays to or greater cost associated with a change in control of the Company.

OPTIONS

There are currently outstanding options to purchase 2,048,295 shares of our Common Shares held by our executives and directors. Those executives officers and directors have collectively agreed not to exercise an aggregate of 870,000 option shares until and unless there are sufficient authorized but unissued Common Shares available in the future which are then reserved by the board of directors to allow exercise of such option shares. Those executive officers have agreed to this voluntary limitation under their respective stock option agreements in order to allow the sale of Common Shares and warrants to the Selling Shareholders subject to this prospectus Of this number, William W. Reid has agreed to not exercise 380,000 option shares, William F. Pass has agreed to not exercise 125,000 option shares, David C. Reid has agreed not to exercise 280,000 option shares, and John W. Goth has agreed not to exercise 85,000 option shares. The option shares subject to this exercise limitation could become available to the agreeing executive officers and directors for exercise if and when our shareholders approve an increase to our authorized number of Common Shares. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-EXECUTIVE OFFICERS.")


                      INTEREST OF NAMED EXPERTS AND COUNSEL

There are no interested party transactions of the Company and named experts or counsels.


                        DISCLOSURE OF COMMISSION POSITION
                  ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Article VII of the Company's Amended and Restated Articles of Incorporation states that the Company may provide indemnification of each director, officer, and any employee or agent of the Company, his heirs, executors and administrators, against expenses reasonably incurred or any amounts paid by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the Company to the full extent permitted by the laws of the State of Colorado now existing or as such laws may hereinafter be amended.

Under this provision, the Company may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the monies if the individual does not fulfill certain conditions. The Company has not obtained director's and officer's liability insurance coverage.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                             DESCRIPTION OF BUSINESS

U.S. Gold Corporation ("U.S. Gold" or the "Company") was organized under the laws of the State of Colorado on July 24, 1979 under the name Silver State Mining Corporation. On June 21, 1988, by vote of our shareholders, we changed our name from Silver State Mining Corporation to U.S. Gold Corporation. Since its inception, we have been engaged in the exploration for, development of, and the production and sale of gold and silver, as well as base metals, and have conducted such activities in various western U.S. states and Mexico. The Company has not had revenues from mining operations since 1990.

Our only directly owned property currently is the Tonkin Springs gold property which is located in Eureka County, Nevada. We are presently in the exploration stage for gold and silver at the Tonkin Springs property. Our 100 percent ownership interest in this property is held in the name of Tonkin Springs LLC, a Delaware limited liability company also referred to as "TSLLC" which in turn is owned 99.5 percent by Tonkin Springs Venture Limited Partnership, which is a Nevada limited partnership also referred to as "TSVLP" and 0.5 percent by U.S. Environmental Corporation, a Colorado corporation and subsidiary of the Company. TSVLP, in turn, is likewise owned 100 percent by two of our wholly-owned subsidiaries.

Our 100 percent ownership in TSLLC was achieved effective October 17, 2001 upon the withdrawal from TSLLC of our former partner, Tonkin Springs Holding Inc., also referred to as "TSHI", who prior to their withdrawal held 60 percent ownership in TSLLC and were the project managers. We recognized neither a gain nor a loss on the withdrawal of TSHI from TSLLC in 2001. During the term of TSHI's interest in TSLLC, the Tonkin Springs property costs were paid by TSHI and in addition TSHI made certain other payments to us. With the withdrawal of TSHI from TSLLC we must now provide for the holding costs related to Tonkin Springs.

We are currently evaluating the Tonkin Springs property to determine if the property can be put back into production. In that regard, we have licensed certain technology from Newmont Mining Company ("Newmont") called N2TEC(R) which, if employed successfully at Tonkin Springs, would allow for the concentration of sulfide gold mineralization (See "Patents, Trademarks, Licenses, Franchises, Concessions.") In October 2002, the Company received a project evaluation report on Tonkin Springs from an independent engineering firm commissioned to develop independent estimates of development capital costs as well as operating costs under certain assumptions provided by the Company of tons and grade of assumed mill feed. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.")

We also have an equity investment in an affiliate company, GRC, a private Colorado corporation. At November 30, 2002, the Company held approximately 30 percent of the outstanding shares in GRC. William W. Reid and David C. Reid, executive officers of the Company, personally own collectively approximately 38 percent of GRC as of that date. Through the GRC investment we have the opportunity to participate in potential business activities in Mexico. Effective August 23, 2001, GRC leased a prospective silver/lead/zinc mining property in the Zimapan Mining District in the state of Hidalgo, Mexico designated GRC's Zimapan Project. GRC is currently involved with exploratory drilling program at the Zimapan Project. In November 2002, GRC leased a gold exploration property in the state of Oaxaca, Mexico, designated the El Aguila project, for which GRC intends to commence an exploration program. We are managing all activities of GRC under a management contract and GRC is responsible for funding the Zimapan and El Aguila Projects. GRC is currently involved in an effort to raise funds through the private sale of its Common Stock with the proceeds to be used, in part, to fund its exploration drilling programs at the Zimapan and El Aguila Projects in 2002, property maintenance costs and corporate overhead. The shares of GRC are not currently publicly traded. . (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-CONTRACT WITH GOLD RESOURCE CORPORATION.")

We are pursuing financing for our operations which could include issuance of our equity in public or private transactions, the sale of a portion of our assets including sale of a royalty interest at Tonkin Springs, and borrowing with secured, unsecured or convertible debt. The Company does not have additional shares of authorized but unissued Common Stock which is not otherwise reserved for warrants and for options. Therefore the Company has no available shares of Common Stock to meet future financing needs. It takes the affirmative vote of two-thirds of the outstanding shares to approve an increase to the authorized number of shares of the Company and the approval of this number of outstanding shares may be difficult to obtain (See "RISK FACTORS".) It is presently uncertain if any such financing will be available to us, or will be available on terms acceptable to us. We may also consider a potential merger with another company, which would normally require approval by shareholders of the Company. In addition, we have begun the evaluation of the potential of recommencing gold production at the Tonkin Springs project utilizing the known mineralized material and existing facilities to the extent possible. This involves the evaluation of the financial aspects and operational issues involved and the processes necessary to recommence production. In addition, this process also involves identification, engineering and estimation of the additional capital investment required as well as the evaluation of and estimation of the time required to seek amendments of our existing regulatory permits and authorities or new ones to allow resumption of operations. We could also seek a joint venture partner at Tonkin Springs to participate in this evaluation process and funding for any operations.

GENERAL

The Company is primarily engaged in the precious metals and base metals mining business in the continental United States and through an equity investment in an affiliate company, in Mexico. However, we may also evaluate and develop properties outside the United States. The Company owns the Tonkin Springs gold mine located in Eureka County, Nevada.

As a mining company, our activities include, at various times and to various degrees, exploration, land acquisition, geological evaluation and feasibility studies of properties and, where warranted, development and construction of mining and processing facilities, mining and processing and the sale of gold and other metals and by-products. We may also enter into joint ventures, partnerships or other arrangements to accomplish these activities. All refined bullion would be either sold to outside companies, delivered in satisfaction of spot or forward sale delivery contracts, or held in inventory for later disposition.

ASSUMPTION OF 100 PERCENT OWNERSHIP AND CONTROL OF TONKIN SPRINGS PROJECT.

Effective October 17, 2001, we assumed 100 percent ownership of the Tonkin Springs Project located in Eureka County, Nevada upon the withdrawal of TSHI from TSLLC. TSLLC owns the assets of the Tonkin Springs Project. Prior to TSHI's withdrawal from TSLLC, TSHI held a 60 percent ownership interest in TSLLC and were the managers of the project, and we were 40 percent owners. After the withdrawal of TSHI, TSVLP owned 100% of TSLLC and assumed management and funding responsibilities for TSLLC.

The TSLLC agreements provided for withdrawal of a member. However, TSVLP and TSHI had certain disputes regarding the obligations and responsibilities of TSHI in connection with and following TSHI's withdrawal from TSLLC effective October 17, 2001. These issues were resolved under a Settlement Agreement dated October 31, 2001, also referred to as the "Settlement Agreement." Under the Settlement Agreement, TSHI paid i) remaining payments due to TSVLP in the amount of $90,000, ii) $60,000 for the remaining 2001 Program and Budget for TSLLC, iii) $19,347 in actual costs of repairs to pad liner at the Project caused by wind damage prior to October 17, 2001, iv) funded in the name of TSLLC $437,900 into the restricted cash bond to secure reclamation of the properties, and TSHI committed up to and funded through an escrow account $250,000 to be used to pay for the costs associated with the Mitigation Work Program, also referred to as the "Work Program", within the TSP-1 pit area of the Tonkin Springs project. The Work Program entailed plugging of certain drill holes which were a requirement of certain existing permits issued by regulatory authorities. The Work Program was approved by appropriate governmental agencies and was administered by the engineering firm Steffen Robertson & Kirsten (U.S.), Inc., also referred to as "SRK". TSLLC, TSHI and SRK have entered into a Technical Services Agreement dated December 18, 2001 to govern the Work Program. In exchange for the above payments and funding commitments by TSHI, the parties have agreed under the Settlement Agreement to release each other from any further obligations under the TSLLC agreements. Activities under the Work Program commenced during the first quarter of 2002 and were completed by June 30, 2002 and the final report was completed July 29, 2002 at an estimated cost of approximately $218,000.

Under the TSLLC agreements, TSHI was required to fund all costs of TSLLC until their withdrawal. During the period from February 26, 1999 through October 17, 2001, TSHI has reported that it spent approximately $5.1 million at Tonkin Springs including exploration expenditures in the approximate amount of $2.6 million, reclamation and bonding of approximately $.5 million and holding costs of approximately $2.0 million.

During the period of TSHI's involvement with TSLLC it paid TSVLP an aggregate $1,720,000 (the "Project Payments") as partial consideration for the terms and conditions of the TSLLC agreements of which $540,000 were received in each of years 2001 and 2000.

Prior to formation of TSLLC in 1999, the Company's 40% ownership interest in the Tonkin Springs properties was subject to a Project Joint Venture under a 1993 Agreement with Gold Capital Corporation, a Colorado corporation, the owner of 60 percent. Effective February 26, 1999, TSVLP and Gold Capital terminated the 1993 Agreement and each retained their respective 40% and 60% undivided interests in Tonkin Springs. Gold Capital then immediately sold it's 60% interest in Tonkin Springs to TSHI, and then TSHI and TSVLP each immediately contributed their respective undivided interests in Tonkin Springs into the TSLLC in exchange for 40% and 60%, respectively, of the equity stock of TSLLC.

The Company recognized neither a gain nor a loss on the termination of the 1993 Agreement or with the contribution of its 40% undivided interest in the Properties to the TSLLC.

On December 18, 2001, the Company signed a Technology Option Agreement with Newmont Technologies Limited, a subsidiary of Newmont related to Newmont's commercially proven and proprietary N2TEC(R) Flotation Technology. On May 30, 2002 the Company and Newmont executed a non-exclusive technology license that allows the Company to use the Newmont technology to process sulfide gold mineralization at Tonkin Springs. Terms of the license agreement with Newmont include an initial license fee of $50,000, which was fully paid as of November 30, 2002 and ongoing net smelter return production royalty of 2% of net revenues derived from precious metal concentrates produced utilizing the Newmont technology.

LOAN SETTLEMENT AGREEMENT WITH FABC

Effective February 21, 1992, the Company entered into a Loan Settlement Agreement with its former senior secured lender, French American Banking Corporation ("FABC"). As partial consideration to FABC under that agreement the Company entered into an agreement between Tonkin Springs Gold Mining Company ("TSGMC"), a wholly owned subsidiary of the Company, and FABC entitled Agreement

To Pay Distributions, which requires TSGMC to pay a limited portion of certain distributions, if any, from TSVLP to FABC. TSVLP has complete control of such distributions, if any, to TSGMC. Under the terms of the Agreement To Pay Distributions, TSGMC is required to pay to FABC (i) the first $30,000 of retained distributions, as defined in such agreement, received from the TSVLP, plus (ii) an amount equal to 50% of such retained distributions after TSGMC has first received and retained $500,000 of such retained distributions. This obligation to FABC shall terminate after FABC has been paid a total of $2,030,000 thereunder. No amounts have been paid FABC to date under this obligation.

COMPETITIVE BUSINESS CONDITIONS AND GOLD PRICE

The exploration for, and the acquisition and development of gold properties are subject to intense competition. Companies with greater financial resources, larger staffs, more experience, and more equipment for exploration and development may be in a better position than the Company to compete for such mineral properties. Our present limited funding means that our ability to compete for properties to be explored and developed is more limited than in the past. We believe that competition for acquiring mineral prospects will continue to be intense in the future. The market price for gold depends on numerous factors beyond our control, including production or sales by other gold producing nations, sales and leasing of gold reserves by governments and central banks, a low rate of inflation and a strong U.S. dollar, global and regional depression or reduced economic activity, and speculative trading.

MAJOR CUSTOMERS

During recent years the Company has been dependent upon Project Payments from former partners at Tonkin Springs and management contract revenues from affiliates of the Company for its only source of revenues. Sales of concentrates of mineralized material or of refined gold and silver bullion, if any, derived from future operations are anticipated to be made to unaffiliated companies. We believe that the loss of these customers for concentrates or for refined gold and silver would not affect our business.

PATENTS, TRADEMARKS, LICENSES, FRANCHISES, CONCESSIONS

On May 30, 2002 we finalized the non-exclusive license agreement with Newmont and the Company can now use Newmont's commercially proven N2TEC(R) technology to process sulfide gold mineralization at Tonkin Springs (see "DESCRIPTION OF BUSINESS-Assumption of 100 Percent Ownership and Control of Tonkin Springs").

We also own three United States patents (expiring in 2008) covering various aspects of our bio-oxidation technology. No research and development expenditures have been incurred during the last two years. None of the patents of the Company have generated any operations nor are being utilized by others. The Company is not actively engaged in any efforts to exploit the technology represented by these patents nor our knowledge of bio-oxidation. The Company may determine not to maintain these patents in the future as they may have no foreseeable future value.

We do not own any trademarks, licenses, franchises or concessions, except mining interests granted by governmental authorities and private landowners. No portion of our business is subject to renegotiation of profits or termination of contracts or subcontracts at the election of the government.

GOVERNMENT REGULATIONS

In connection with mining, milling and exploration activities, we are subject to extensive Federal, state and local laws and regulations governing the protection of the environment, including laws and regulations relating to protection of air and water quality, hazardous waste management, mine reclamation and the protection of endangered or threatened species.

Prior to the commencement of any mining operations at the Tonkin Springs properties, if any, the Company will have to secure various regulatory permits from federal, state and local agencies. These governmental and regulatory permits generally govern the processes being used to operate, the stipulations concerning air quality and water issues, and the plans and obligations for reclamation of the properties at the conclusion of operations. At the Tonkin Springs properties, certain existing governmental or regulatory permits will require modification or reissue to reflect any resumed mining activities. The material State of Nevada permits that will need to be modified to operate Tonkin Springs include the Water Pollution Control Permit which current permit expires by its term April 15, 2005 (amendment expected to require approximately six months for approval after satisfactory submission), Air Quality Emissions Permit which current permit expires October 23, 2005 (amendment expected to take sixty days from satisfactory submission), Artificial Pond Permits (recently renewed with expiration date of April 30, 2007), and the Reclamation Permit which will be submitted contemporaneously to both the Nevada Division of Environmental Protection ("NDEP") and the Bureau of Land Management ("BLM") for their review and approval. Any amendment to the reclamation plan and the associated BLM Plan of Operations are expected to take six to nine months for approval after satisfactory submission. The current approved Plan of Operations and Reclamation Plan (which includes the $1.83 million cash bond) is valid until changes in the status of the properties requires modification or until required for update by the regulators to reflect future cost estimate changes. The time frame when the Company would be prepared and able to submit the above noted permitting data with the appropriate governmental authorities for modification to reflect any planned activities is uncertain at this time and is dependent upon the Company's ability to secure additional funding. The Tonkin Springs Property may not move beyond the exploration stage.

A number of bills have been introduced in the U.S. Congress over the past years that would revise in various respects the provisions of the Mining Law of 1872. If enacted, such legislation could substantially increase the cost of holding unpatented mining claims and could impair the ability of companies to develop mineral resources on unpatented mining claims. Under the terms of these bills, the ability of companies to a obtain patent on unpatented mining claims would be nullified or substantially impaired, and most contain provisions for the payment of royalties to the federal government in respect of production from unpatented mining claims, which could adversely affect the potential for development of such claims and the economics of operating new or even existing mines on federal unpatented mining claims. Pending possible reform of the Mining Law of 1872, Congress has put in place a moratorium which prohibits acceptance or processing of most mineral patent applications. It is not possible to predict whether any change in the Mining Law of 1872 will, in fact, be enacted or, if enacted, the form the changes may take.

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

In connection with any mining, milling and exploration activities, we are required to comply with various federal, state and local laws and regulations pertaining to the discharge of materials into the environment or otherwise relating to the protection of the environment. The Company or TSLLC have obtained, or are in the process of obtaining, environmental permits, licenses or approvals required for potential operations, if any. Management is not aware of any material violations of environmental permits, licenses or approvals issued with respect to our operations.

As 100% interest owner of TSLLC the Company is responsible for the reclamation obligations related to disturbances at Tonkin Springs. The current estimate of reclamation costs related to the existing disturbances of the Properties is approximately $1.83 million which estimate has been approved by appropriate governmental agencies [the Nevada Department of Environmental Protection ("NDEP") and the Federal Bureau of Land Management ("BLM").] As set forth under various governmental requirements, bonding of reclamation under Nevada and BLM has been funded for the Tonkin Springs Properties in the form of cash bonds posted in the amount of $1.83 million secured by TSLLC restricted cash deposits. Actual reclamation, generally, will be commenced upon the completion of mining operations in various locations of the Properties and generally thereafter upon the completion of the remaining operations at the Properties. The Mitigation Work Program (as discussed further in "Management's Discussion and Analysis of Financial Condition and Results of Operations") have satisfied certain requirements of the reclamation obligations for the Properties but is not anticipated to result in a significant reduction of the estimated reclamation cost estimate for the entire property.

The Company believes it is in compliance with Federal, state and local requirements regarding reclamation bonding and other guarantees. The Company has in place a) cash bonding of $44,584 in favor of the State of Nevada Department of Conservation and Natural Resources for pad expansion, monitoring wells and tailings pond permits (aggregate required amount $40,911), b) cash bonding of $50,000 in favor of BLM for property wide exploration (aggregate required amount $47,200), and c) cash bonding of $1,742,451 for project reclamation jointly administered by the State of Nevada and the BLM (aggregate required amount

$1,737,866). Therefore, as of June 30, 2002, the Company had $1,837,035 in aggregate balances of restrictive cash deposits which secure $1,825,977 in various bond and permit requirements to governmental authorities.

The Company has transferred its interest in several mining properties over the past years. We could remain potentially liable for environmental enforcement actions related to our prior ownership interest of such properties. However, we have no reasonable belief that any violation of relevant environmental laws or regulations has occurred regarding these transferred properties. We are not currently subject to any material pending administrative or judicial enforcement proceedings arising under environmental laws or regulations. Environmental laws and regulations may be adopted and enacted in the future which may have an impact on our operations. We cannot now accurately predict or estimate the impact of any such future laws or regulations on our current and prior operations.

EMPLOYEES

At November 30, 2002, we had 5 employees, each of whom were employed on a full-time basis.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW:

Tonkin Springs is the only direct property interest of the Company and is reflected by 100 percent ownership of TSLLC, a Delaware limited liability company, by subsidiaries of the Company, following the withdrawal from TSLLC by TSHI effective October 17, 2001. Since October 17, 2001 the Company has consolidated TSLLC in its consolidated financial statements.

Under the terms of the Settlement Agreement, TSHI funded the costs of TSLLC through December 31, 2001 and made certain additional payments to the Company. The Company is now responsible for providing funding for TSLLC. As discussed further below, during the nine month period ended September 30, 2002, the Company raised $818,154 through the sale of restricted common stock in private sale transactions and as of September 30, 2002 the Company had negative working capital balance of $(225,459). The Company will be required to raise significant amounts of additional funding in order to be able to meet its obligations, protect its assets, and carryout its business plan. The Company has suffered recurring losses from operations and has no current source of operating revenues. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements of the Company do not include any adjustments that might result from the outcome of this uncertainty.

The Company has begun the evaluation of the potential of commencing gold production operations at the Tonkin Springs project which could incorporate utilizing the known mineralized material and existing facilities to the extent possible. This involves evaluation of the financial aspects, operational issues and the processes necessary in order to recommence production. In addition, this process also involves identification, engineering and estimation of the additional capital investment required as well as the evaluation of and estimation of the time required to seek amendments of or new regulatory permits and authorities to allow such resumption of operations, if any.

In October 2002 the Company received a project evaluation report on Tonkin Springs prepared by an independent engineering firm commissioned to develop independent estimates of development costs as well as operating costs under certain assumptions provided by the Company of tons and grade of assumed mill feed. The Company cautions that mineralized material or deposit is a mineralized body which has been delineated by appropriate drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s), and is not a reserve.

The Company is pursuing additional financing for its operations which could include the sale of a portion of its assets including sale of a royalty interest at Tonkin Springs, borrowing with secured, unsecured or convertible debt, or issuance of equity of the Company in public or private transactions. The Company may also consider third party joint venture participation at its Tonkin Springs project and may consider a potential merger with another company which merger would normally require approval by shareholders of the Company. The Company does not presently have additional shares of authorized but unissued common stock which are not otherwise reserved for outstanding warrants and for option but if shares presently reserved for outstanding stock options to executive officers and directors were made available, the Company could sell an additional approximate 1,100,000 shares as of November 30, 2002. However, without such release of shares reserved under stock option agreements, the Company has no available shares of common stock to meet future financing needs. The Company is considering requesting its shareholders to approve an increase to the authorized capital of the Company. It takes the affirmative vote of two-thirds of the outstanding shares to approve an increase to the authorized number of shares of the Company and the approval of this number of outstanding shares may be difficult to obtain. The Company does not presently have any of the additional required funding secured but is actively seeking such funding.

It is presently uncertain if any such financing will be available to the Company, or will be available on terms acceptable to the Company. The Company is also unable to predict the time frame when addition funding, from any source, may be secured, if at all. If the Company is unable to secure additional funding it may be unable to protect its assets and meet its financial obligations.

INTEREST IN TSLLC

As noted above, effective October 17, 2001, the Company assumed 100% ownership in TSLLC upon the withdrawal by TSHI, and the Company is now responsible for all funding required for the Tonkin Springs properties. For the years ended December 31, 2000 and 2001, TSHI spent $631,753 and $641,218, respectively, in holding costs for the Tonkin Springs project. During the period of TSHI's involvement with TSLLC it also paid the Company an aggregate $1,720,000 in Project Payments as partial consideration for the terms and conditions of the TSLLC agreements of which $540,000 were recorded as revenue in each of years 2001 and 2000.

The TSLLC agreement provided for withdrawal of TSHI effective October 17, 2001. However, TSVLP and TSHI had certain disputes regarding the obligations and responsibilities of TSHI in connection with and following TSHI's withdrawal from TSLLC that were resolved under a Settlement Agreement dated October 31, 2001 (the "Settlement Agreement"). Under the Settlement Agreement, TSHI i) paid the Company an aggregate $169,437 and ii) funded in the name of TSLLC $437,900 into the restricted cash bond to secure reclamation of the properties, and iii) committed up to and funded through an escrow account deposit $250,000 to be used to pay for the costs associated with the Mitigation Work Program (also referred to as the "Work Program") within the TSP-1 pit area of the Tonkin Springs project. The Work Program entailed plugging of certain drill holes as required under certain existing permits issued by regulatory authorities, and the Work Program was completed as of June 30, 2002 at a total cost of approximately $218,000. In exchange for the above payments and the TSHI funding, the parties agreed to release each other from any further obligations under the TSLLC agreement.

ACTIVITIES AT TONKIN SPRINGS PROPERTIES

During 2001, TSLLC, under direction of TSHI, was involved with the analysis of historic exploration data, exploration drilling on the property as well as other exploration efforts. During 2002, the Company has been involved with evaluating the potential of putting Tonkin Springs into production. Continuing a program begun in 1998, TSLLC obtained a final report from Newmont related to test work on Tonkin Springs ore using Newmont's proprietary and commercially proven N2TEC(R) flotation technology. In December 2001, the Company entered into an option agreement with Newmont concerning this technology and effective May 31, 2002 the Company and Newmont entered into a non-exclusive technology license agreement under which the Company has the right to use the N2TEC(R) technology at Tonkin Springs in return for a 2 percent net smelter return royalty on production using the technology and certain annual payments. The Company believes that the use of N2TEC(R) technology at Tonkin Springs could enhance the economic potential of the project.

LIQUIDITY AND FINANCIAL CONDITION

At December 31, 2001, the Company had working capital of $43,439 made up of current assets of $72,089 and current liabilities of $28,650. As of September 30, 2002, the Company had negative working capital of $(225,459) made up of current assets of $23,600 and current liabilities of $249,059 including related party liabilities of $137,663. During the remainder of year 2002, the Company anticipates that it will earn $90,000 in monthly fees from GRC, an affiliate of the Company, under a management contract whereby the Company manages the business affairs of GRC. GRC is currently involved in raising equity funding in order to carry out its own business objectives and commitments which include cash payments of $30,000 per month to the Company under the management contract. Through September 30, 2002, GRC has paid $30,000 to the Company thereunder, however the Company has determined it in the best interest of the Company to continue to provide services under the management contract to GRC and not to call GRC into payment default. It is uncertain at this time if GRC will be successful in raising sufficient funding required to meet its business objectives and commitments. If GRC is not able to meet its required payments to the Company that situation will be detrimental to the financial condition of the Company. During the nine month period ended September 30, 2002, the Company raised $818,154 through the sale of 2,357,143 shares of restricted common stock plus warrants in private sale transactions which funding has be used to pay for costs at Tonkin Springs and corporate overhead with the balance added to general working capital. This was the primary source of working capital.

As noted above, the Company will require additional funding to carry out its business plan and attain profitable operations, or to enter into other business arrangements. However, it is presently uncertain if any such financing in adequate amounts will be available to the Company, or will be available on terms acceptable to the Company.

The Company has begun the evaluation of the potential of development and mining of mineral resources of the Tonkin Springs properties. The minimum funding requirements to maintain the Tonkin Springs properties on a care and maintenance basis (which entails regular inspection of the physical and plant assets and activities, as necessary, to maintain and protect the mechanical integrity of such assets while in a state of non-operation) is approximately $500,000 per year and includes annual lease payments of $150,000, mineral claim fees to the BLM and county governments of approximately $130,000, miscellaneous periodic permit fees of approximately $25,000, county property tax of approximately $25,000 as well as the costs of two site employees and other property related costs of approximately $170,000 per year. In addition, a mineral lease requires annual work commitment expenditures of $300,000 which are assumed to be satisfied with property development expenditures if such efforts move forward. The annual cost of corporate overhead for the Company is approximately $500,000, a portion of which is allocated to the Tonkin Springs holding costs within the statement of operations.

The Company's financial statements are prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced losses for the years ended December 31, 2001 and 2000 of $(136,450) and $(117,916), respectively, and a loss of $(1,118,177) for the nine month period ended September 30, 2002. In addition to these losses, the Company has no current source of operating revenues and needs to secure financing to remain a going concern. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements of the Company do not include any adjustments that might result from the outcome of this uncertainty.

Net cash provided by operations increased to $26,139 for the year ended December 31, 2001 from $19,111 for the corresponding period of 2000, reflecting receipt of $495,000 in Project Payments from TSHI in year 2001 as compared to $540,000 for 2000, as well as $79,347 in payments from TSHI during 2001 related project holding costs upon their withdrawal from TSLLC. Interest received increased from $90 in 2000 to $38,277 in 2001 reflecting interest related to restrictive cash deposits that secure reclamation costs at the Tonkin Springs project. Cash paid to suppliers and employees increased from $517,300 during 2000 to $583,861 during the 2001 period reflecting the assumption of responsibility for TSLLC holding costs effective October 17, 2001 and modest increase in cash paid to suppliers and employees related to corporate overhead. Cash flows from investing activities increased from $(2,665) for 2000 to $3,500 in 2001 reflecting sale and purchase of assets during 2001. Cash flow from financing activities decreased from $(10,681) in 2000 to $(11,795) reflecting increased principal payments on installment purchase contracts.

Net cash used by operations increased to $(828,540) for the nine month period ended September 30, 2002 compared to cash provided by operations of $774 for the corresponding period of 2001. The increase in cash used by operations is primarily the result of receipt of $405,000 in Project Payments from TSHI in the 2001 period and none during the 2002 period. Additionally, the assumption of monetary responsibilities for TSLLC, which we did not have during the nine months ended September 30, 2001, required substantial amounts of cash. These payments included annual lease payments of $170,000 and annual claim and permitting fees of $161,786. . Cash flow from investing activities was $(34,502) for the 2002 period compared to $-0- in the 2001 period, reflecting a $20,000 payment for a technology license, a short-term operating loan of $30,000 to GRC, offset by the proceeds from the sale of assets of $15,498. Cash flow from financing activities of $818,154 related to the sale of common stock, the borrowing from and repayment to executive officers of $29,358 in loans made to the Company, and a small increase in the principal payments on installment purchase contracts during the 2002 period.

RESULTS OF OPERATIONS

2001 COMPARED TO 2000

For 2001, the Company recorded a net loss of $136,450 or $.01 per share, compared to a loss for 2000 of $117,916 or $.01 per share. For both 2001 and 2000, the Company recorded $540,000 in Project Payments from TSHI. Under the 2000 Management Contract with GRC the Company received equity securities in GRC of 613,336 and 666,664 shares, respectively, for the years ended 2000 and 2001. The revenue associated with the GRC management contract has been recorded at the approximate cost of providing the services to GRC, consisting of $186,000 and $164,000 for years 2000 and 2001, respectively. General and administrative expense increased approximately $20,608 in 2001 to $496,073 primarily reflecting $20,000 increased salary expense. In addition, general and administrative expenses were reduced by $22,544 in higher allocation of staff expense to the cost of services provided under the GRC management contract to $185,933 in 2001 from $163,389 in 2000. The Company recorded a realization reserve for the full amount of the revenue related to the GRC shares earned under the above noted management contract. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-Contract With Gold Resource Corporation.")

NINE MONTHS ENDED SEPTEMBER 30, 2002 COMPARED TO 2001

     For the nine month period ended September 30, 2002, the Company recorded a net loss of $(1,118,177) or $(.07) per share, compared to a loss for the corresponding period of 2001 of $(119,787) or $(.01) per share. For the 2002 period the Company recorded $30,000 in revenues for cash fees under the management contract with GRC while for the corresponding period of 2001 revenues of $139,643 representing receipt of GRC shares under the previous management contract were recorded. An additional $240,000 in management fee revenue related to the GRC management contract during the 2002 period have not been recorded as revenue until receipt is reasonably assured. For the 2001 period the Company recorded $360,000 in Minimum Payments from TSHI which payments terminated effective upon the withdrawal of TSHI from TSLLC. General and administrative expense decreased approximately $128,358 in 2002 to $245,518 reflecting a $63,529 increase in salary and benefit expense for employees reduced by higher allocation of general and administrative expense to other expense categories. The allocation of general and administrative costs, primarily staff costs, to Tonkin Springs holding costs in the 2002 period was $217,909 (compared to $-0-in the 2001 period) and during the 2002 period costs allocated to services provided under the GRC management contract decreased $27,919 to $111,724. During the 2002 period, holding and other costs for TSLLC totaled approximately $802,103 which includes $170,000 related to advance minimum royalty payment for a mineral property lease, $157,800 in annual claim fees and various permit expenses paid to regulatory agencies and $128,875 in project evaluation costs and $217,909 in allocated overhead expense primarily reflecting corporate staff costs, while for the corresponding period of 2001 Tonkin Springs project holding costs were funded by TSHI. For the 2001 period a realization reserve of $139,643 was recorded related to the GRC shares earned under the management contract.

Effective January 1, 2002, the Company and GRC entered into the 2002 Management Contract which expires by its term December 31, 2002. Under the 2002 Management Contract the Company is to be paid $30,000 per month to provide general management of GRC business activities through December 31, 2002. As with the prior contract, GRC is responsible for all funding needed. Through September 30, 2002, GRC has paid only $30,000 of the $270,000 earned under the contract. However, the Company and its independent director have determined it is in the best interest of the Company to continue to provide services under that contract and not to call GRC into payment default. Executive officers of the Company personally own approximately 38% of GRC as of September 30, 2002. The 1,280,000 shares of GRC owned by the Company represents approximately 30% of GRC outstanding shares as of September 30, 2002.

GRC's unaudited operating loss for the nine month periods ended September 30, 2002 and 2001 is approximately $493,203 and $188,670, respectively, of which the

Company's share would be approximately $152,582 and $62,751, respectively. Under equity accounting, the Company has not recorded its share of GRC's operating losses to date since such recognition would reduce its zero basis investment in GRC to below zero. The overhead expense of the Company allocated to the management contract during the nine months ended September 30, 2002 and 2001 totals $111,724 and $139,643, respectively, representing allocation of staff time.

                             DESCRIPTION OF PROPERTY

TONKIN SPRINGS PROPERTIES

HISTORY

In late 1989, the Company substantially completed construction of a 1,500 ton-per-day milling facility at the Tonkin Springs property designed to process sulfide gold mineralization through the use of bacteria to oxidize the sulfide mineralization prior to extraction of the gold through the conventional milling process utilizing cyanidation to dissolve the gold and activated carbon to capture the gold through adsorption. The construction cost of the mill was approximately $31 million. The Company operated the integrated mill facility in a start-up mode commencing in March 1990. However, the mill facility did not reach commercial operation by June 1990, and because of severe liquidity problems we put the operation on stand-by status beginning in June 1990. Since 1990 we have had various joint venture and similar partners at the Tonkin Springs Project, most recently TSHI, who withdrew from the TSLLC effective October 17, 2001, after which the Tonkin Springs Properties are owned 100% by the Company.

Exploration and other mineral related activities have occurred at the Tonkin Springs property area since the 1950's, when prospecting for mercury and barite was active. Between 1966 and 1980, several companies including Homestake Mining Company and Placer Amex, conducted exploration including road building, surface sampling and drilling on portions of the property. Precambrian Exploration, Inc. ("PEX") subsequently staked several mining claims and continued drilling and developed a mineral resource. In 1985 the Company joint-ventured the property with PEX and later bought their interest in the project. Between 1985 and 1988 the Company built and operated an oxide heap leach operation. In 1988 it began developing the sulfide resource and built a mill to process that ore using bio-oxidation followed by standard cyanidation to recover the gold.

The Tonkin Springs property area has been drilled with approximately 2,800 holes averaging about 200 feet in depth. Drilling has included reverse circulation, down-the-hole hammer, core and air-track drilling. The Company did the great majority of drilling between 1984-1990 but joint-venture partners Homestake Mining also drilled 86 RC and core holes (79,288 feet) between 1991-1992 and Agnico-Eagle Mines drilled 107 RC holes (63,575 feet) from 1999-2001. Based on the drilling to date as well as other information the Tonkin Springs property has an estimate of mineralized material of 30.7 million tons with an average grade of 0.045 ounces gold per ton.

GENERAL

The Company owns the Tonkin Springs gold mining property located in Eureka County, Nevada, which assets are held by TSLLC, a Delaware limited liability company. The Tonkin Springs properties are located on the Battle Mountain-Cortez Trend, approximately 45 miles northwest of Eureka, Nevada. TSLLC is owned 100% by subsidiaries of the Company.

During the period February 26, 1999 through October 17, 2001, the Company held a 40% equity interest in TSLLC with TSHI holding the remaining 60 percent and its affiliate, Tonkin Spring Management Company, being manager. However, effective October 17, 2001, TSHI withdrew from TSLLC and as provided in the agreement transferred its ownership interest to TSVLP. After the withdrawal of TSHI, TSVLP assumed management responsibilities for TSLLC.

Tonkin Springs is an open-pit gold mining and processing project consisting of unpatented mining claims, an integrated milling facility, and support facilities on approximately 23,640 acres of Federal land located along the Battle
Mountain - Cortez Trend approximately 45 miles northwest of the town of Eureka in Eureka County, Nevada. Part of the mineralized material at the Project is contained in sulfides and will require concentration and/or pre-treatment prior to final processing. An important part of the mineralized material at the Project is in oxide form, located at the Tonkin North deposit, and is amenable to conventional extraction methods. ` The Company has held an interest in Tonkin Springs since 1984 and historically produced approximately 26,000 ounces gold from an oxide ore heap leach operation during 1985 through 1988 prior to construction of the mill facilities to process sulfide mineralization discussed further above under "History."

RECENT ACTIVITIES AT TONKIN SPRINGS

During 2001, TSLLC was involved with the analysis of historic exploration data, exploration drilling on the property as well as other exploration efforts. During 2002, the objectives for Tonkin Springs include evaluation of possible production from the known gold mineralization at the property. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".) Continuing a program first begun by the Company in 1998, the Company was satisfied with results of test work on Tonkin Springs sulfide gold mineralization using Newmont's proprietary and commercially proven N2TEC(R) Flotation Technology. This process deals with the concentration of sulfide gold mineralization which can make transportation and/or further processing more efficient. Test work performed by Newmont on samples of Tonkin Springs sulfide mineralization involved grinding the ore followed by flotation using the N2TEC(R) Flotation Technology process to concentrate the gold bearing sulfides. While the test work was limited in sample size and scope, the tests did indicate that the sulfide ores from Tonkin Springs are amenable to Newmont's flotation technology with total gold recovery from the combined concentrates as well as through conventional processing of the oxide portion of the mineralization of 88 to 91 percent. Newmont test work using the N2TEC(R) Flotation Technology has been successful in demonstrating its ability to concentrate sulfide gold mineralization from Tonkin Springs. The Company is considering using this technology to make flotation concentrates, which concentrates could then be sold for final processing. On May 30, 2002 the Company and Newmont executed a non-exclusive technology license that allows the Company to use the Newmont commercially proven technology to process sulfide gold mineralization at Tonkin Springs (See "DESCRIPTION OF BUSINESS-Assumption of 100 Percent Ownership and Control of Tonkin Springs Project"). The license includes a net smelter return production royalty of 2% of net revenues derived from precious metal concentrates produced utilizing the Newmont technology. The company considers this an important step towards evaluating the possibility of gold production at Tonkin Springs. The sulfide gold mineralization using the N2TEC(R) Flotation Technology could then be placed into production at an estimated annual rate yet to be determined.. An initial 5-year production program is contemplated but could increase with additional successful drilling.
The Company is of the opinion that because of the substantial existing asset base at the Tonkin Springs project, the amount of mineralized material already known on the property, the demonstrated ability to make flotation concentrates utilizing the N2TEC(R) Flotation Technology, Tonkin Springs can become a viable mining project. There are a number of risks inherent to this evaluation and to the ability of the Company to raise sufficient levels of funding required in hold and protect the Tonkin Springs project and to undertake its development and it is uncertain if the expectations of the Company can be realized. (See "RISK FACTORS.")

The Company intends to and will be required to issue equity in public or private transactions and/or to sell a portion of its assets or to incur debt to raise additional working capital or enter into joint venture arrangements to fund future operations and corporate overhead expense.

At the Tonkin Springs properties, access is provided by a county maintained road. Electrical power is provided through a substation located near the mill and operated by Sierra Pacific Power Company. Water is available through production wells which have been established on or adjacent to the site. The project also contains an assay laboratory and metallurgical pilot plant testing lab. In addition to the heavy equipment shop for repair and maintenance of mining equipment, a repair shop and warehouse building is situated adjacent to the mill building. The site also contains facilities to store and distribute propane, diesel fuel and gasoline. An administrative building is available for office management and administrative personnel. Potable water will be brought in from outside the project.

GEOLOGY

Host rocks for gold mineralization at Tonkin Springs consist of a sequence of Paleozoic rocks that were subsequently faulted, intruded and mineralized. Gold-bearing solutions originated at depth and migrated up along fracture systems until reaching fractured rock or chemically favorable rock suitable for deposition of mineralized material. Later volcanism, faulting, erosion and sedimentation affected the mineralized material.

The oldest sedimentary rocks identified at Tonkin Springs are the Ordovician Vinini siliclastic, carbonate and greenstone lithologies. The Vinini is well exposed and makes up most of the central core of the property. It has been divided into three distinct units: the Telephone Member, the Rooster Member and the Coils Member. The Telephone Member is the lowest member and is comprised of thin to medium-bedded, gray, blocky, sandy to silty carbonates, calcareous carbon shales, micrites, and thin-bedded limestone in the upper part. All ore developed to date in the gold resource at Tonkin Springs is in the Vinini Formation or intrusives in contact with the Vinini and is within or adjacent to low-angle and high-angle structures.

The Devonian Devils Gate and Denay Formation carbonates units are integrated into the Vinini package and may have been back-thrusted into this position throughout the central core of the claim area. These same units are also exposed on the western side of the property.

Permian Garden Valley Formation clastic sediments and Cretaceous Newark Canyon Formation clastic sediments flank the area in isolated exposures to the north, east and west. Lithologies vary from coarse chert pebble conglomerates, fine-grained limestone to immature coarse clastic limestone. Both of these units have been juxtaposed against and on top of the Vinini via high angle and thrust faults.

Tertiary rhyolite, rhyodacite and andesite volcanic units flank the project area to the east, west and north and occur within the interior on the southern end of the property.

The dominant structures mapped at Tonkin are high angle faults and open folds that trend northwest, north and northeast. The fault dips are primarily steeply to the east. Southeast low angle shearing is evident in pit wall exposures.

Mineralization identified to date occurs in clusters located along a northwest trend. There is a strong east-northeast component to each of these clusters which possibly represents an east-northeast fold axis created by strike slip faulting along master faults on the eastern and western edges of the range. The increased ground preparation due to folding and the intersection with northwest shearing and thrust faulting appears to be the locus of mineralization. In some instances mineralization is also spatially associated with igneous dikes and sills.

CLAIMS

As of November 30, 2002, the Tonkin Springs project consists of a total of 1,215 unpatented mining and mill site claims encompassing approximately 37 square miles. Of that amount, an aggregate of 370 of the unpatented mining claims covered by the Project are leased from unaffiliated third parties pursuant to two mining leases. One lease at Tonkin North, which covers 269 claims, has an initial term which expires December 31, 2006 and may be extended from year to year, up to a maximum term of 99 years, by production from the leased claims. Each lease contains certain conditions and other requirements for annual payments, as well as expenditures or work to be performed in order to retain the leased claims.

The Tonkin North lease requires an annual advance royalty in the amount of $150,000, or the value of 450 ounces of gold, whichever is greater, which royalty is payable in January of each year which has been paid for year 2002. The lease also requires production royalties of 5% of the gross sales price of gold or silver but provides for recapture of annual advance royalties previously paid which had a balance at November 30, 2002 of approximately $2.6 million. TSLLC is required to perform an annual work commitment and the lease includes a defined area of interest extending from the boundaries of certain claims. Certain of the claims which are included in the Tonkin North lease are also subject to a 1% net smelter return royalty (defined as gross revenues from sales of minerals, less refining costs, transportation costs, severance, production and sales taxes, and sales commissions) payable to Precambrian Exploration, Inc. after $15 million in gross revenues are realized from the claims.

In 1994, 215 claims covering approximately 4,400 acres adjacent to the Tonkin Springs project were acquired from an unaffiliated third party. The claims are subject to a royalty of 1% of net smelter returns for gold when the indexed price of gold is $350 per ounce or more, and a royalty of 1% of net smelter returns for silver when the indexed price of silver is $3.50 per ounce or more. No royalties are payable at lower indexed prices. The indexed prices shall reflect adjustments based on the Producer's Price Index, sub-index Finished Goods Excluding Foods, as published by the United States Department of Commerce.

An aggregate of 913 of the unpatented mining claims covered by the Project, as well as 33 mill sites claims, are owned by TSLLC. A total of 317 of these claims are subject to a royalty of 2% of net smelter returns, which becomes payable to Precambrian Exploration, Inc. after $50 million in gross revenues is realized from the claims. Precambrian Exploration, Inc. is an unaffiliated third party and predecessor in interest to the claims. Precambrian may elect to receive its royalty in the form of gold and silver upon proper notice to TSLLC.

Of the total of 1,215 mining claims encompassing the Tonkin Springs project, 698 are not subject to any royalties.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

IBK CAPITAL CORP.

On December 17, 2001 the Company and GRC, an affiliate of the Company, jointly entered into an agreement with IBK Capital Corp. of Toronto, Ontario, Canada ("IBK") whereby IBK agreed to separately assist the Company as well as GRC in efforts to seek and arrange equity investment. The Company and GRC determined to jointly seek the assistance of IBK since both the Company and GRC were interested in raising equity funding and IBK represented that since the shares of the Company are publicly traded and the shares of GRC are not, the pools of potential investors who might be contacted by IBK for equity investment would generally be different groups and therefore would not result in any conflict of interest between the interests of the Company and GRC. IBK is a limited market dealer based in Canada whose business includes seeking funding for public and private companies from institutional and exempted investors. That joint agreement had a term of six months but has been extended by the parties until December 3, 2002. The agreement provides for an initial work fee of $16,192 of which $15,882 was to be first deducted from the commission due IBK, if any, of 9% computed on any money raised for the Company and/or GRC, plus a non-accountable expense advance of $2,267, both of which were paid by GRC in December, 2001. To date, IBK has not concluded any transactions concerning or for the benefit of GRC. Under various transactions arranged by IBK during 2002 for the Company, IBK has been paid by the Company total fees and commissions of $80,100 which includes $15,882 paid by GRC to IBK in 2001 and which was deductible from commissions due to IBK by the Company. The Company has reimbursed GRC in 2002 for the $15,882 paid by them to IBK during 2001.

EXECUTIVE OFFICERS

During a portion of 2002, the Company elected not to pay certain salaries to its three executive officers in the aggregate amount of approximately $109,163 as of September 30, 2002 in order to conserve working capital. In addition, the three executive officers made cash advances to the Company to allow the payment of field personnel wages and certain critical payments. The maximum aggregate amount of such advances from the three executive officers was $29,358 which amounts of such advances were repaid to the executive officers effective May 31, 2002.

Commencing July 1, 1998, the three executive officers of the Company voluntarily deferred a portion of their individual salaries in order to conserve working capital of the Company. As of September 30, 2002, the total amount of such voluntary deferral was $506,093 with William W. Reid owed $259,530, William F. Pass owed $116,793 and David C. Reid owed $129,770.

There are currently outstanding stock option agreements to purchase 2,048,295 shares of our Common Shares held by our executive officers and directors. Those executive officers and directors have collectively agreed not to exercise an aggregate of 840,000 option shares until and unless there are sufficient authorized but unissued Common Shares available in the future which are then reserved by the board of directors to allow exercise of such option shares. Those executive officers and directors have agreed to this voluntary limitation under their respective stock option agreements in order to allow the sale of Common Shares and warrants to the Selling Shareholders subject to this prospectus. Of this number, William W. Reid has agreed to not exercise 365,000 option shares, William F. Pass has agreed to not exercise 121,000 option shares, David C. Reid has agreed not to exercise 273,000 option shares, and John W. Goth has agreed not to exercise 81,000 option shares. The option shares subject to this exercise limitation could become available to the agreeing executive officers and directors for exercise if and when our shareholders approve an increase to our authorized number of Common Shares.

CONTRACT WITH GOLD RESOURCE CORPORATION

     GRC was formed in August 1998 by founders William W. Reid and David C. Reid to provide a corporate vehicle for potential future personal business activities. GRC remained inactive until the 2000 Management Contract with the Company discussed below. At its formation and through July 1, 2000, a majority of the outstanding equity of GRC was owned by its founders. As of September 30, 2002, in addition to GRC's founders and the Company, the other owner of five percent or more of the capital stock of GRC is RMB International (Dublin) Limited, which owns approximately 15% of GRC's outstanding capital stock. Throughout the history of GRC, William W. Reid has served as president and chief executive officer as well as chairman of the board of directors while David C. Reid has served as vice president and a member of the board. William W. Reid and David C. Reid were and are the sole directors of GRC and there have been no other executive officers of GRC.

During year 1999 and through the second quarter of 2000 the Company actively evaluated mining opportunities in Mexico and in fact made proposals to the owners of at least three properties. The Company's proposals to those property owners were rejected however, primarily because the Company could not offer any up-front cash nor could the Company demonstrate an ability to raise funding sufficient to meet the financial and other obligations under those proposed transactions. The board of directors then concluded that the Company could not negotiate competitively for property acquisitions in Mexico due to its limited resources and its inability to raise additional equity funding due to a lack of authorized but unissued shares and decided to curtail activities in Mexico.

In June 2000 William W. Reid and David C. Reid made a proposal to the independent directors of the Company, John W. Goth and Douglas J. Newby, as to a possible way the Company could participate in opportunities in Mexico while limiting any direct funding obligations to that effort through equity participation with a then inactive private Colorado corporation, GRC. The concept presented to the Company was that William W. Reid and David C. Reid would commit to an aggregate $50,000 in funding to GRC at the rate of $.50/share of GRC stock in order to pay for the costs of evaluating and potentially acquiring one or more mining properties in Mexico. The Company could earn an equity position in GRC through the management of the affairs of GRC under a management contract for a specific period of time. The Company would have no obligation to fund expenses of GRC. The business plan of GRC was to raise additional equity funding from non-related parties if and when a mineral property of merit was acquired. The independent directors of the Company negotiated and finalized the terms of the transaction with GRC and the management agreement entered into July 1, 2000 was first drafted by the Company, reviewed and finalized by legal counsel representing the Company, and executed on behalf of the Company by its independent directors, Mr. Goth and Mr. Newby, as discussed in more detail below. GRC has no employees; however GRC does retain the services of a Mexican national under a consulting arrangement since GRC secured its mineral property located in the state of Hidalgo, Mexico, effective August 23, 2001, described further below.

Through August 31, 2001, GRC was funded only by investment of its founders as discussed above. Only during September 2001, following the lease of the Zimapan property in Mexico, did GRC commence private placement sale of its restricted stock to third parties. Therefore, until September 2001, there were no sales of GRC equity securities to third parties and no market for such shares.

Effective July 1, 2000, the Company and GRC, an affiliate company, entered into the 2000 Management Contract under which the Company provided general management of GRC business activities through December 31, 2001 in exchange for 1,280,000 shares of GRC. GRC was responsible for all of its own operational funding, as needed. The 1,280,000 shares of GRC owned by the Company represents approximately 30% of GRC capitalization as of September 30, 2002. Through the 2000 Management Contract the Company has the opportunity to participate, through an equity interest ownership in GRC, in potential business activities in Mexico. The Company earned its equity ownership interest in GRC under the 2000 Management Contract with existing personnel and with no additional costs other than that related to the existing level of corporate overhead during the contract period. Effective January 1, 2002, the Company and GRC entered into a new contract, the 2002 Management Contract, which expires by its term December 31, 2002. Under the 2002 Management Contract the Company is to be paid $30,000 per month to provided general management of GRC business activities through December 31, 2002. Through September 30, 2002, GRC has paid $30,000 to the Company under the 2002 Management Contract and owes the Company an additional $240,000 as of September 30, 2002. While the Company has the right to terminated the 2002 Management Contract for the current unpaid fees thereunder, the Company and the independent director have determined that it is in the best interest of the Company for GRC's first monies raised to be used to commence the drilling program at the Zimapan Project, as discussed further below, and for the Company to look towards subsequent equity funding by GRC as a source for GRC to make the contractual payments to the Company. Therefore the Company does not intend to call GRC into default under the 2002 Management Contract, but if not paid, could require GRC to issue equivalent value in GRC's stock in satisfaction thereof. As with the prior contract, GRC is responsible for all funding needed and intends to and is currently raising funds through the sale of GRC stock. John W. Goth and Douglas J. Newby, the independent directors of the Company approved the 2000 Management Contract and John W. Goth, as the sole independent director at the time, approved the 2002 Management Contract with GRC. Messers William W. Reid and David C. Reid, each officers and directors of the Company have approximately 38% aggregate ownership of GRC as of June 30, 2002. William F. Pass, an officer of the Company, was granted by GRC a non-qualified stock option to purchase 200,000 shares of GRC common stock at an exercise price of $.50 per share. The 2002 Management Contract terminates December 31, 2002 and may be terminated by either party for cause with 30 days prior written notice. Conflicts of interests could arise between these persons duties as officers and directors of the Company and their respective responsibilities to GRC. (See "RISK FACTORS.").

Effective August 23, 2001 GRC leased a prospective silver/lead/zinc mining property in the Zimapan Mining District in the state of Hidalgo, Mexico. This project has been designated by GRC its Zimapan Project. GRC has commenced a drilling program at the Zimapan Project during the second quarter of 2002. Effective November 1, 2002, GRC announced that it had leased a second property located in the state of Oaxaca, Mexico, designated GRC's El Aguila property, which is primarily a gold and silver exploration stage project. As noted above, the Company is managing all activities under the 2002 Management Contract and GRC is responsible for funding of its properties. GRC is currently involved in an effort to raise funds through the sale of its common stock to fund additional drilling programs, property maintenance costs and corporate overhead. During the period from September 2001 through September 20, 2002, GRC has reported that it has raised approximately $443,000 from sale of its stock.

During August 2002, the Company made a $30,000 non-interest bearing and unsecured loan the to GRC in order to allow GRC to make a critical $50,000 lease payment on the Zimapan property. The independent director of the Company, Mr. John W. Goth, approved this loan in advance. GRC has committed to repay this loan from the first unrestricted proceeds of future equity sales of GRC stock. Through November 30, 2002, GRC repaid $12,250 of the loan to the Company.

With regard to corporate opportunities and potential conflicts of interest among and between the Company and GRC, the Company is primarily focused on activities in Nevada and the western United States and any business opportunities in these locations would be first available to the Company. Conversely, GRC is focused on corporate opportunities in Mexico and any business opportunities in Mexico would be first available to GRC. If the board of directors of either the Company or GRC first elect not to evaluate a particular business opportunity for any reason, the other company would be free to undertake that particular business opportunity without conflict of interest related to corporate opportunity between the Company and GRC.

As noted above, the shares of GRC are not currently publicly traded. Therefore, the Company has recorded the revenue earned under the 2000 Management Contract at the approximate cost of providing the services to GRC under the contract, $186,000 and $164,000, respectively, for the years ended December 31, 2001 and 2000. The shares of GRC earned under the 2000 Management Contract have been assessed by the Company to be of indeterminable value since there is not a market for such shares. The Company has therefore recorded a valuation reserve for the revenue associated with the GRC shares earned during 2001 and 2000. The effect of the valuation reserve is that the investment in GRC shares is carried at a net zero basis. Under the 2000 Management Contract, the 1,280,000 shares of GRC earned by the Company have a stated value of $.50/share for an aggregate $604,000 stated value. Under equity accounting, the Company has not recorded its share of GRC's operating losses to date since such recognition would reduce its zero basis investment in GRC to below zero. GRC's unaudited operating loss for year 2001 and 2000 is approximately $357,634 and $205,850, respectively, of which the Company's share would be approximately $121,538 and $41,063, respectively. The overhead expense of the Company allocated to the management contract for year 2001 and 2000 totals $185,933 and $163,398, respectively, primarily representing allocation of staff time.

GRC's unaudited operating loss for the nine month periods ended September 30, 2002 and 2001 is approximately $492,203 and $188,670, respectively, of which the Company's share would be approximately $152,582 and $62,751, respectively. The unaudited balance sheet of GRC as of September 30, 2002 reflects total assets of $110,860 made up of primarily $3,772 in cash and $107,088 in property rights and other assets, and liabilities of $280,545 including $270,000 payable to the Company made up of the $30,000 loan to GRC by the Company and $240,000 for services under the 2002 Management Contract (which the Company has not recognized in revenue until receipt from GRC is reasonably assured). Shareholders' equity for GRC at September 30, 2002 is $(169,594). The overhead expense of the Company allocated to the GRC management contracts for the nine month periods ended September 30, 2002 and 2001 totals $111,724 and $139,643, respectively, representing allocation of staff time.


                          MARKET FOR COMMON EQUITY AND
                          RELATED STOCKHOLDER MATTERS

Our common stock trades on the OTC Bulletin Board under the symbol "USGL." The tables below set forth the high and low sales prices for our common stock as reflected on the OTC Bulletin Board, for the fiscal years ended December 31, 2001 and year to date, 2002. Quotations represent prices between dealers, do not include retail markups, markdowns or commissions, and do not necessarily represent prices at which actual transactions were effected.

Fiscal Year Ended
December 31, 2002                   High             Low
-----------------                   ----             ----

First Quarter                       $.41             $.33
Second Quarter                      $.71             $.39
Third Quarter                       $.53             $.32
Fourth Quarter (to 12/2/02)         $.55             $.27

Fiscal Year Ended
December 31, 2001                   High             Low
-----------------                   ----             ----

First Quarter                       $.48             $.13
Second Quarter                      $.47             $.31
Third Quarter                       $.47             $.38
Fourth Quarter                      $.46             $.39

Fiscal Year Ended
December 31, 2000                   High             Low
-----------------                   ----             ----

First Quarter                       $.31             $.19
Second Quarter                      $.27             $.22
Third Quarter                       $.25             $.13
Fourth Quarter                      $.19             $.11

As of November 30, 2002 there were approximately 7,500 record holders for our common stock.

No dividends have ever been paid with respect to our common stock and we do not anticipate the payment of dividends in the foreseeable future.


                             EXECUTIVE COMPENSATION

COMPENSATION OF OFFICERS

Pension Plan
------------

On December 10, 1985, the Company's Board of Directors adopted a Simplified Employee Pension Plan ("SEP"). The Company intends to make a determination of contributions under the SEP on an annual basis, based upon review by the Board of Directors of the performance of the Company. No contribution was made for the calendar years 2001 or 2000. Under the SEP, the Company has the option of contributing a certain amount directly to its employees' Individual Retirement Accounts. The Plan covers all employees of the Company with certain participation requirements, however the Company is not required to make any contributions in a given year. If contributions are made, they must be made to all eligible employees. Contributions made under the SEP in any one calendar year for any one employee may not be more than the smaller of $25,500 for calendar year 2001 or 15% of that employee's total compensation.

Equity Compensation Plans
-------------------------

The following table summarizes the total compensation of the Executive Officers of the Company for the Company's three fiscal years ended December 31, 2001. Except as set forth below under "Non-Qualified Stock Option and Stock Grant Plan," "2002 Stock Option and Stock Grant Plan" and "Pension Plan," there were no compensation plans for which cash or non-cash distributions, other than salaries, were made during the last fiscal year:

                                    Summary Compensation Table

                                                              Long Term Compensation
                                                           ----------------------------
                                                             Awards           Payouts
                                                             ------           -------
                                 Annual Compensation       Securities                            All
Name and Principal              ---------------------      Underlying          LTIP             Other
Position                 Year     Salary        Bonus       Options          Payouts($)      Compensation
------------------       ----   ----------      -----      -----------       ----------      ------------
William W. Reid,         2001   $256,803(1)     $   -          -               $   -            $   -
President and CEO        2000   $247,230(1)     $   -          -               $   -            $   -
                         1999   $239,530(1)     $   -      888,295(4)          $   -            $   -

William F. Pass,         2001   $116,401(2)     $   -          -               $   -            $   -
Vice President,          2000   $112,093(2)     $   -          -               $   -            $   -
Chief Financial          1999   $108,802(2)     $   -      295,000(4)          $   -            $   -
Officer and Secretary

David C. Reid,           2001   $128,999(3)     $   -          -               $   -            $   -
Vice President           2000   $124,212(3)     $   -          -               $   -            $   -
                         1999   $119,972(3)     $   -      665,000(4)          $   -            $   -


(1) Commencing during 1998, the executive voluntarily deferred a portion of his base salary in order to conserve working capital of the Company. During 1999, $219,652 was paid including the $30,576 accrued wages from year 1998 and $50,455 was deferred. During 2000, $189,051 was paid and $58,180 was deferred. During 2001, $189,236 was paid and $67,567 was deferred. The amount of deferred salary due to William Reid at December 31, 2001 totals $200,048.

(2) Commencing during 1998, the executive voluntarily deferred a portion of his base salary in order to conserve working capital of the Company. During 1999, $99,858 was paid including the $13,760 accrued wages from year 1998 and $22,703 was deferred. During 2000, $85,912 was paid and $26,181 was deferred. During 2001, $85,996 was paid and $30,405 was deferred. The amount of deferred salary due to William Pass at December 31, 2001 totals $90,022.

(3) Commencing during 1998, the executive voluntarily deferred a portion of his base salary in order to conserve working capital of the Company. During 1999, $110,034 was paid including the $15,288 accrued wages from year 1998 and $25,226 was deferred. During 2000, $95,123 was paid and $29,090 was deferred. During 2001, $95,215 was paid and $33,784 was deferred. The amount of deferred salary due to David Reid at December 31, 2001 totals $100,024.

(4) On January 20, 1999, stock options to purchase 1,848,295 shares to Executive Officers were voluntarily terminated without consideration and options to purchase an aggregate of 1,848,295 shares at exercise price $.16 per share were granted to Executive Officers, resulting in no compensation expense.


Option Grants in Last Fiscal Year
---------------------------------

During 2001 no grants of stock options were made pursuant to the Non-Qualified Stock Option and Stock Grant Plan (the "Old Plan") to Executive Officers.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Table
--------------------------------------------------------------------------------
Value
-----

Shown below is information at December 31, 2001 with respect to the exercised and unexercised options to purchase the Company's common stock to Executive Officers under the Old Plan. No options were exercised by Executive Officers during year ended December 31, 2001.

                           Number of Securities      Value of Unexercised
                           Underlying Unexercised    In-the-Money Options
                              Options Held at                 at
Name                       December 31, 2001 (1)     December 31, 2001 (2)
----                       ----------------------    ---------------------

William W. Reid                   888,295                   $346,435

William F. Pass                   295,000                   $115,050

David C. Reid                     665,000                   $259,350


(1)  These options were exercisable at December 31, 2001.

(2) Based upon the close price as reported by OTC Bulletin Board as of December 31, 2001 ($0.39 per share).

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Non-Qualified Stock Option and Stock Grant Plan
-----------------------------------------------

Shown below is information at December 31, 2001 with respect to compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance.

                                    Equity Compensation Plan Information
                                                                                  Number of securities
                                            (a)                                   remaining available for
                              Number of securities to   Weighted-average          future issuance under
                              be issued upon exercise   exercise price of         equity compensation plans
                              of outstanding options,   outstanding options,      (excluding securities
Plan category                 warrants and rights       warrants and rights       reflected in column (a))
-------------                 -----------------------   --------------------      ------------------------
Equity compensation plans
approved by security holders          2,048,295             $.16/share                    142,470

Equity compensation plans
not approved by security
holders                                  None                  None                         None

Total                                 2,048,295             $.16/share                    142,470


The executive officers of the Company have voluntarily agreed not to exercise an aggregate of 870,000 option shares in order to allow the Company additional shares available to be sold by the Company to raise working capital (See "Description of Capital Stock-Options").

MATERIAL TERMS OF EQUITY COMPENSATION PLANS

Non-Qualified Stock Option and Stock Grant Plan
-----------------------------------------------

The Non-Qualified Stock Option and Stock Grant Plan, as Amended (also as referred to as the "Old Plan") was adopted by the Company effective March 17, 1989. The Old Plan terminates by its terms on March 16, 2009. Under the Old Plan a total of 2,500,000 shares of Common Stock were reserved for issuance thereunder. As of August 31, 2002, there are outstanding stock option agreements under the Old Plan for an aggregate 2,048,295 shares, as described further above.

General Information Regarding the Old Plan
------------------------------------------

Under the Old Plan non-qualified stock options ("Options") and/or stock grants of Common Stock of the Company may be granted to key persons. The Old Plan was established to advance the interests of the Company and its stockholders by affording key persons, upon whose judgment, initiative and efforts the Company may rely for the successful conduct of their businesses, an opportunity for investment in the Company and the incentive advantages inherent in stock ownership in the Company. This Old Plan gives the Board broad authority to grant Options and make stock grants to key persons selected by the Board while considering criteria such as employment position or other relationship with the Company, duties and responsibilities, ability, productivity, length of service or association, morale, interest in the Company, recommendations by supervisors, and other matters, and to set the option price, term of option, and other broad authorities. Options shall not be granted at less than the fair market value at the date of grant and may not have a term in excess of 10 years.

Shares issued to optionees upon exercise of Options or upon stock grants under the Old Plan are "restricted securities" as defined under the Securities Act of 1933, unless a Form S-8 Registration Statement covering such shares is effective. Restricted shares cannot be freely sold and must be sold pursuant to an exemption from registration (such as Rule 144) which exemptions typically impose conditions on the sale of the shares.

Tax Effects on Participants
---------------------------

Non-Qualified Stock Options. A non-qualified stock option results in no taxable income to the optionee or deduction to us at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option price and the then market value of the shares. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to us in the year of exercise in an amount equal to the taxable compensation realized by the optionee.

The optionee's basis in such shares is equal to the sum of the option price plus the amount includible in his income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be long-term or short-term gain (no loss), depending upon the holding period of the shares.

If a non-qualified option is exercised by tendering previously-owned shares of the Company's common stock in payment of the option price, then, instead of the treatment described above, the following will apply. A number of new shares equal to the number of previously-owned shares tendered will be considered to have been received in a tax-free exchange; the optionee's basis and holding period for such number of new shares will be equal to the basis and holding period of the previously-owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee's basis in such excess shares will be equal to the amount of such compensation income, and his holding period in such shares will begin on the date of exercise.

Stock Grants. A stock grant results in taxable income to the grantee and deduction to the Company at the time of the grant for the market value of the stock grant.

2002 Stock Option and Stock Grant Plan
--------------------------------------

On August 8, 2002, the Board of Directors of the Company authorized and approved the 2002 Stock Option and Stock Grant Plan (the "2002 Plan"), but agreed that no options granted thereunder would be exercisable or in the case of stock grants, no stock grants would be made, until and unless the 2002 Plan was approved by the shareholders at the next meeting of shareholders or a meeting of shareholders within 12 months, which ever is earlier. On August 8, 2002 the Board of Directors granted incentive stock options to the three executive officers of the Company, contingent upon the approval by shareholders of the 2002 Plan, in the aggregate of 2,025,000 shares at exercise price of $.32/share and expiring August 8, 2012, as discussed further below.

The Company's current Old Plan will be frozen for grants of new stock options and stock grants upon such shareholder approval of the 2002 Plan and, in addition, outstanding stock option agreements with the three executive officers of the Company covering options for aggregate 1,848,295 shares at exercise price of $.16/share expiring January 21, 2004 under the Old Plan will be voluntarily terminated by those three executive officers upon approval of the 2002 Plan. The Board of Directors has agreed to reduce the reserved shares under the Old Plan to 200,000 shares (the number necessary to cover an existing stock option agreement for 200,000 shares at exercise price of $.16/share and expiring January 21, 2004 with a non-executive director of the Company). The 2002 Plan anticipates that the shareholders will approve a proposal for Amendment to the Articles of Incorporation to Increase Authorized Shares of the Company. Should the shareholders approve the 2002 Plan but not approve a proposed increase to the authorized shares of the Company, in that circumstance the 2002 Plan would be effective but the number of shares reserved thereunder would be no more than the number of shares currently available from authorized but unissued shares less i) the 115,000 shares reserved under the Old Plan for the outstanding stock option agreement with a director, and ii) shares reserved for warrants, or a maximum of 1,072,895 shares as of the date of this Prospectus. To clarify, while Mr. John W. Goth, a director, has an option agreement under the Old Plan for 200,000 shares, effective June 1, 2002, Mr. Goth voluntarily agreed with the Company not to exercise 85,000 options shares in order to allow the Company to raise additional working capital. The following is a summary description of the 2002 Plan.

General 2002 Plan Information
-----------------------------

The name of the 2002 Plan is the "2002 Stock Option and Stock Grant Plan." U.S. Gold Corporation is the company whose securities are to be offered pursuant to the 2002 Plan. The 2002 Plan has been established to closely align the interests of management of the Company and its affiliates with its shareholders, and to maintain competitive compensation levels for such persons through provision of equity ownership in the form of incentive stock options ("ISOs") granted to its employees, non-qualified stock options ("NQOs") granted to its officers, directors, key employees and certain consultants, and stock grants to its officers, directors, key employees and certain consultants.

The 2002 Plan is subject to ratification by the shareholders at the next annual or special meeting of shareholders and upon such ratification the Non-Qualified Stock Option and Stock Grant Plan, as Amended, will be frozen and the outstanding option agreements with the three executive officers of the Company thereunder for an aggregate of 1,848,295 shares at exercise price of $.16/share and expiring January 21, 2004, will be voluntarily terminated by such executives. No awards can be made under the 2002 Plan after August 8, 2012; provided, however, all awards made under the 2002 Plan prior to such date, shall remain in effect until such awards have been satisfied or terminated in accordance with their terms. The 2002 Plan is not subject to the Employee Retirement Income Security Act of 1974.

The 2002 Plan is administered by a Committee appointed by the Board of Directors from its members (which may be the full Board). The members of the Committee sit at the pleasure of the Board and may be replaced by it. The Committee members are fiduciaries and have authority to designate the persons eligible to participate and receive awards under the 2002 Plan, set the option price and make and amend all rules and regulations relating to the 2002 Plan.

On August 8, 2002, the following incentive stock options were made pursuant to the 2002 Stock Option and Stock Grant Plan subject to shareholder approval of the 2002 Plan including the incentive stock option agreements:

                                        NEW PLAN BENEFITS
                             2002 Stock Option and Stock Grant Plan
                                  Incentive Stock Option Grants

Name and Position                        Dollar Value ($)                  Number of Units (5)
-----------------                        ----------------                  -------------------
William W. Reid, President and CEO          $288,000          Options for 900,000 shares at $.32/share (1)

David C. Reid, Vice President               $240,000          Options for 750,000 shares at $.32/share (2)

William F. Pass, Vice President,            $120,000          Options for 375,000 shares at $.32/share (3)
Chief Financial Officer and Secretary

Total Executive Group                       $648,000          Options for 2,025,000 shares at $.32/share (4)

Non-Executive Director Group                None              N/A

Non-Executive Officer Employee Group        None              N/A


(1) Exercisable 300,000 shares after 6 months of the date of grant, 300,000 shares after 17 months and 300,000 shares after 29 months, respectively, from date of grant. Option expires August 8, 2012.

(2) Exercisable 250,000 shares after 6 months of the date of grant, 250,000 shares after 17 months and 250,000 shares after 29 months, respectively, from the date of grant. Option expires August 8, 2012.

(3) Exercisable 125,000 shares after 6 months of the date of grant, 125,000 shares after 17 months and 125,000 after 29 months, respectively, from the date of grant. Option expires August 8, 2012.

(4) Exercisable 675,000 shares after 6 months of the date of grant, 675,000 shares after 12 months, and 675,000 after 24 months, respectively, from the date of grant. Options expire August 8, 2012.

(5) The market price of the Company's Common Stock as of the date of grant was $.32 per share. The closing market price of the Common Stock as of September 17, 2002 was $.51 per share.


Securities to be Offered
------------------------

3,300,000 shares of common stock of the Company ($.10 par value) are to be reserved pursuant to the 2002 Plan. This number may change in the future, but any increase in such number must be approved by the shareholders of the Company at a duly called meeting.

Employees Who May Participate in the Plan
-----------------------------------------

All employees of the Company are eligible (but not all may be selected) to participate in the 2002 Plan. Non-employee directors and consultants may also participate but are not entitled to receive incentive stock options. The Committee (or the Board if it chooses to act) shall select persons entitled to receive stock options under the 2002 Plan with each member exercising his/her discretion as to eligibility of an employee to receive the stock option.

Purchase of Securities Pursuant to the Plan and Payment for Securities Offered
------------------------------------------------------------------------------

There is no period of eligibility for an optionee to participate in the 2002 Plan, although the Committee may establish eligibility rules for new optionees and also establish "vesting" periods for the stock options granted to be effective. Stock options granted under the 2002 Plan can have a maximum duration of ten years, and no stock options can be granted after August 8, 2002 until or unless the 2002 Plan is approved by Shareholders. The Option exercise price is set by the Committee at the time of grant. In the case of ISOs, the price must equal (i) the fair market value of the common stock at the time of grant or (ii) 110% of the fair market value if, at the time the Option is granted, the Participant owns, directly or indirectly (as determined pursuant to Section 424(d) of the Code), more than 10% of the total combined voting power of all classes of stock of the Company (or any parent or subsidiary corporation of the Company). In the case of NQOs, the price is established by the Committee in its discretion with reference to fair market value at the time of grant, but such price may be less than the fair market value. There are no limits on the amount of shares an eligible employee can receive under the 2002 Plan; except that the aggregate fair market value of common stock subject to an ISO granted to an employee which may be exercised for the first time by such employee in any calendar year cannot exceed $100,000.

Optionees must pay the full purchase price for shares purchased under a stock option at the time of exercise, unless the Committee authorizes at time of grant payment by a promissory note, in shares of the Company's stock, by retention of shares under option, or a combination of the three. The 2002 Plan does authorize the Committee to grant options with rights to have stock withheld or rights to deliver stock already owned in payment of the exercise price of an option. The terms and conditions of such rights are set forth in an individual's stock option agreement.

Employees are not required or permitted to contribute a part of his/her wages to the 2002 Plan. The Company does not issue periodic reports to employees who are granted options under the 2002 Plan. Securities issued under the 2002 Plan will be from authorized but unissued shares of the Company. There are no fees, commissions or other similar charges associated with issuance of shares of common stock under the Plan, except possible transfer agent costs.

Resale Restrictions
-------------------

Shares issued to optionees upon exercise of stock options under the 2002 Plan are "restricted securities" as defined under the Securities Act of 1933, unless a Form S-8 Registration Statement covering such shares is effective. Restricted shares cannot be freely sold and must be sold pursuant to an exemption from registration (such as Rule 144) which exemptions typically impose conditions on the sale of the shares.

Tax Effects of Plan Participation
---------------------------------

Incentive Stock Options. An incentive stock option results in no taxable income to the optionee or a deduction to us at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired over the option price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the stock received as a result of an exercise of an incentive stock option for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the stock is treated as long-term capital gain. If the shares are disposed of during this period, however, (i.e., a "disqualifying disposition"), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares, upon exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). In such case, the Company will be entitled to a deduction, in the year of such a disposition, for the amount includible in the optionee's income. The optionee's basis in the shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in his income as a result of a disqualifying disposition.

Non-Qualified Stock Options. A non-qualified stock option results in no taxable income to the optionee or deduction to us at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option price and the then market value of the shares. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to us in the year of exercise in an amount equal to the taxable compensation realized by the optionee.

The optionee's basis in such shares is equal to the sum of the option price plus the amount includible in his income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be long-term or short-term gain (or loss), depending upon the holding period of the shares.
If a non-qualified option is exercised by tendering previously-owned shares of the Company's common stock in payment of the option price, then, instead of the treatment described above, the following will apply. A number of new shares equal to the number of previously-owned shares tendered will be considered to have been received in a tax-free exchange; the optionee's basis and holding period for such number of new shares will be equal to the basis and holding period of the previously-owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee's basis in such excess shares will be equal to the amount of such compensation income, and his holding period in such shares will begin on the date of exercise.

Stock Grants. A stock grant results in taxable income to the grantee and deduction to the Company at the time of the grant for the market value of the stock grant.

Investment of Funds
-------------------

There is no investment of funds under the 2002 Plan.

Withdrawal from the Plan; Assignment of Interest
------------------------------------------------

There are no provisions for withdrawal by an optionee in the 2002 Plan. An optionee is not permitted to assign or pledge his/her stock options granted under the 2002 Plan, except by will or under the laws of descent and distribution.

Forfeitures and Penalties
-------------------------

If an employee terminates his employment with the Company, except termination due to death or permanent disability, his/her stock options terminate 90 days after such termination of employment. Upon death or permanent disability of an optionee, he or she, or his/her successors or representatives may exercise any rights the optionee had at the date of death or disability for a period of one year.

Charges, Deductions and Liens
-----------------------------

Other than transfer agent fees, transfer taxes and similar charges, there are no other fees or costs to which an optionee is subject under the 2002 Plan. There are no provisions for creation of a lien to secure any obligations under the 2002 Plan.

Administrative Provisions
-------------------------

With the consent of the Participant affected thereby, the Committee may amend or modify the terms of any outstanding Options in any manner, provided that the amended or modified terms are permitted by the 2002 Plan as then in effect. Without limiting the generality of the foregoing sentence, the Committee may, with the consent of the Participant affected thereby, modify the exercise price, number of shares or other terms and conditions of an Option, extend the term of an Option, accelerate the exercisability of an Option, accept the surrender of any outstanding Option, or, to the extent not previously exercised, authorize the grant of new Options in substitution for surrendered Options.

The period during which an Option may be exercised shall be fixed by the Committee in its sole discretion at the time such Option is granted; provided, however, that in no event shall such period exceed 10 years from its date of grant or, in the case of a Participant who owns, directly or indirectly (as determined pursuant to Section 424(d) of the Code), more than 10% of the total combined voting power of all classes of stock of the Company (or any parent or subsidiary of the Company), 5 years from its date of grant.

The maximum number of shares of Common Stock reserved for issuance under the Plan is subject to adjustment upon changes in capitalization of the Company as provided for in the Plan. The maximum number of shares authorized may also be increased from time to time by approval of the Board and, if required pursuant to Rule 16b-3 under the Exchange Act, Section 422 of the Code or the rules of any exchange or the National Association of Securities Dealers, the stockholders of the Company.

There are three executive officers and one outside director of the Company who qualify as Participants under the 2002 Plan. Shown below is information at December 31, 2001 with respect to the unexercised options to purchase the Company's common stock to Executive Officers and Directors under the Non-Qualified Stock Option and Stock Grant Plan, the "Old Plan".

                           Number of Securities      Value of Unexercised
                           Underlying Unexercised    In-the-Money Options
                              Options Held at                 at
Name                       December 31, 2001(1)(2)   December 31, 2001 (3)
----                       -----------------------   ---------------------

William W. Reid (4)(5)             888,295                  $346,435

William F. Pass (4)(5)             295,000                  $115,050

David C. Reid (4)(5)               665,000                  $259,350

John W. Goth (4)(5)                200,000                  $ 78,000

(1)  These options were exercisable at December 31, 2001.

(2) No options were exercised by Executive Officers during year ended December 31, 2001.

(3) Based upon the close price as reported by OTC Bulletin Board as of December 31, 2001 ($0.39 per share).

(4) Effective June 1, 2002, the executive officers and outside director of the Company have voluntarily agreed not to exercise an aggregate of 870,000 option shares in order to allow the Company additional shares available to be sold by the Company to raise working capital. Of this number, William W. Reid has agreed to not exercise 380,000 option shares, William F. Pass has agreed to not exercise 125,000 option shares, David C. Reid has agreed not to exercise 280,000 option shares, and John W. Goth has agreed not to exercise 85,000 option shares. The option shares subject to this exercise limitation could become available to the agreeing executive officers and directors for exercise if shareholders approve an increase to our authorized number of Common Shares as proposed in this proxy statement.

(5) The three executive officers of the Company have agreed to voluntarily terminate options to purchase an aggregate of 1,848,295 shares at exercise price of $.16/share under the Old Plan upon shareholder approval of the 2002 Plan.


Compensation of Directors
-------------------------

The Company reimburses its outside directors for reasonable expenses incurred by them in attending meetings of the Board of Directors or of Committees of the Board. No such expenses were incurred or paid during 2001 and 2000. Additionally, effective January 1, 1999, outside directors were paid $1,500 per quarter for services with an equal amount deferred. During 2001, Mr. Goth received total compensation of $6,000 for his service as outside director for 2000 with the remaining $6,000 unpaid, deferred and owed to him as of December 31, 2001 plus an additional $16,000 owned to Mr. Goth for deferred 2000, 1999 and 1998 directors pay.

On January 20, 1999, stock options to purchase an aggregate 300,000 shares at exercise price of $0.28 to $0.53 and expiring February 2, 2002 to May 22, 2004 held by directors were voluntarily terminated without consideration. On January 20, 1999, options to purchase an aggregate of 300,000 shares at exercise price $.16 per share were granted to such directors pursuant to the Old Plan, resulting in no compensation expense. During 2001 a former director exercised 9,375 options at an exercise price of $.16 per share. During 2001 options to purchase 53,125 shares at exercise price of $.16 per share were exercised by a former director.

Employment Contracts
--------------------

The Company entered into Employment Agreements effective January 1, 1994, as amended June 1, 1995 and July 21, 1998 with William W. Reid, William F. Pass, and David C. Reid (the "Employment Contracts") each of which was initially for a five-year term. The Employment Contracts shall be extended automatically by one year upon each anniversary date unless either the Company or employee provides the other party written notice prior to 120 days before such anniversary, that the Employment Contract will not be so extended. During 1998 the Company gave written notice under each Employment Contract that it was not automatically extending the term by an additional year which resulted in such contracts having a term of four years subject to the automatic extensions of one year each year as discussed above. Therefore, each of the Employment Contracts have a current term through December 31, 2006. William W. Reid's Employment Contract provides for a base salary of $157,500 per year for the first year, $200,000 per year for the second year, and annual upward adjustments thereafter based upon increases in the Consumer Price Index (All Items-Urban), also referred to as the "CPI-U". William F. Pass' Employment Contract provides for a base salary of $75,000 per year for the first year, $90,000 per year for the second year, and annual upward adjustments thereafter based upon increases in the CPI-U. David C. Reid's Employment Contract provides for a base salary of $75,000 per year for the first year, $100,000 per year for the second year, and annual upward adjustments thereafter based upon increases in the CPI-U. During 1998, 1999, 2000 and 2001, the executives voluntarily deferred a portion of their base salary in order to conserve working capital. As of June 30, 2002, the Company owed salary to William Reid in the amount of $239,706, William F. Pass in the amount of $107,868 and David C. Reid in the amount of $119,853.

Each of the Employment Agreements provides that the employee would be entitled to receive a termination payment from the Company in a lump sum equal to 2.9 times the employee's average annual compensation for the five taxable years immediately preceding the date of termination by the employee under certain circumstances (provided that the employee is not provided continued employment for a minimum of three years with compensation and other business terms equal to or more favorable to the employee than under the Employment Agreement) summarized as follows: i) the sale by the Company of substantially all of its assets to a single purchaser or to a group of affiliated purchasers; ii) the sale, exchange or other disposition, in one transaction or a series of related transactions, of at least 30 percent of the outstanding voting shares of the Company; iii) a decision by the Company to terminate its business and liquidate its assets; iv) the merger or consolidation of the Company with another entity or an agreement to such a merger or consolidation or any other type of reorganization; v) there is a material change in employee's authority, duties or responsibilities; or, vi) the Company acquires any stock or other investment in any business enterprise which acquisition or investment exceeds 40 percent of the net book value of the Company. Upon the death of an employee, the Company shall pay the employee's estate an amount equal to one year's salary; and upon termination by the Company following permanent disability of the employee, the Company shall pay the employee an amount equal to two years salary.

                                     EXPERTS

The consolidated financial statements for the Company for the years ended December 31, 2001 and 2000 have been audited by Stark Winter Schenkein & Co., LLP. The name of such firm was changed from Stark Tinter & Associates, LLC to Stark Winter Schenkein & Co., LLP, effective August 31, 2001.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in nor disagreements with accountants on accounting and financial disclosure.


                        ADDITIONAL AVAILABLE INFORMATION

The registration statement that contains this prospectus, including the exhibits to the registration statement, contain additional information about us and the securities the Selling Shareholders may offer under this prospectus. The Company's SEC filings, including the registration statement that contains this prospectus, are available to the public from the SEC's Internet site at http://www.sec.gov. You may also read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference room.

                              FINANCIAL STATEMENTS

Index to Financial Statements                                               Page
-----------------------------                                               ----

Years Ended December 31, 2001 and 2000-
---------------------------------------

Report of Independent Auditors.............................................. 55

Consolidated Statements of Operations for the years
ended December 31, 2001 and 2000............................................ 56

Consolidated Balance Sheet at December 31, 2001............................. 57

Consolidated Statements of Changes in Shareholders'
Equity for the years ended December 31, 2001 and 2000....................... 58

Consolidated Statements of Cash Flows for the
years ended December 31, 2001 and 2000...................................... 59

Notes to Consolidated Financial Statements.................................. 60

Nine Month Periods Ended September 30, 2002 and 2001- (Unaudited)
-----------------------------------------------------------------

Consolidated Statements of Operations for the nine
month periods ended September 30, 2002 and 2001............................. 73

Consolidated Balance Sheet at September 30, 2002............................ 74

Consolidated Statements of Changes in Shareholders'
Equity for the nine months ended September 30, 2002......................... 75

Consolidated Statements of Cash Flows for the nine
month periods ended September 30, 2002 and 2001............................. 76

Notes to Unaudited Consolidated Financial Statements........................ 77

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
U.S. Gold Corporation
Lakewood, Colorado

We have audited the accompanying consolidated balance sheet of U.S. Gold Corporation as of December 31, 2001 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the two years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates make by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has no current source of operating revenues, and needs to secure financing to remain a going concern. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 13, the Company has restated the financial statements for the years ended December 31, 2001 and 2000 to correct an error in recording revenue and a corresponding reserve for realization related to a management service contract.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Gold Corporation as of December 31, 2001, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ Stark Winter Schenkein & Co., LLP
Stark Winter Schenkein & Co., LLP

March 19, 2002
Denver, Colorado

                              U.S. GOLD CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Restated)

For the years ended December 31,                        2001            2000
                                                        ----            ----

Other revenue:
 Project payments-Tonkin Springs                     $ 540,000       $ 540,000
 Management contract fees from
  Gold Resource Corporation
  ("GRC")(Note 12)                                     186,000         164,000
 Interest income                                         9,392              90
 Gain on sale of assets                                 10,583               -
                                                     ---------       ---------
                                                       745,975         704,090
                                                     ---------       ---------
Costs and expenses:
 General and administrative                            496,073         475,465
 Costs of services provided under
   Management contract with Gold Resource
   Corporation (Note 12)                               185,933         163,389
 Realization reserve-GRC shares earned
  under management contract (Note 12)                  186,000         164,000
 Interest                                                2,624           3,679
 Depreciation                                           11,795          15,473
                                                     ---------       ---------
                                                       882,425         822,006
                                                     ---------       ---------
(Loss) before income taxes                            (136,450)       (117,916)
                                                     ---------       ---------
Provision for income taxes (Note 6)                          -               -
                                                     ---------       ---------
Net (loss)                                           $(136,450)      $(117,916)
                                                     =========       =========

Basic and diluted per share data:
 Basic                                               $   (0.01)      $   (0.01)
                                                     =========       =========
 Diluted                                             $   (0.01)      $   (0.01)
                                                     =========       =========












              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              U.S. GOLD CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2001
                                   (Restated)

ASSETS
Current assets:
  Cash and cash equivalents                                         $    72,089
                                                                    -----------
    Total current assets                                                 72,089
                                                                    -----------
Plant, equipment and vehicles (Note 5)
  Tonkin Springs plant and equipment, net                             1,549,897
  Other vehicles, office furniture and equipment, net                    25,126
                                                                    -----------
    Total plant, equipment and vehicles, net                          1,575,023
                                                                    -----------
Investment in affiliate-Gold Resource Corporation,
  net of reserve for realization (Note 12)                                    -
Restrictive time deposits for reclamation bonding                     1,832,138
Other assets                                                             23,715
                                                                    -----------
    TOTAL ASSETS                                                    $ 3,502,965
                                                                    ===========

LIABILITIES, RESERVE & SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities                          $    15,717
  Installment purchase contracts (Note 10)                               12,933
                                                                    -----------
    Total current liabilities                                            28,650
                                                                    -----------
Related party payables, long-term (Note 12)                             412,094
Installment purchase contracts (Note 10)                                  8,257
Reserve for reclamation (Note 3)                                      1,825,977
                                                                    -----------
    Total liabilities and reserve                                     2,274,978
                                                                    -----------

Commitments and contingencies (Notes 4, 9 and 10)

Shareholders' equity (Note 7):
  Common stock, $.10 par value, 18,000,000 shares
    Authorized; 14,026,390 shares issued and outstanding              1,402,639
  Additional paid-in capital                                         31,975,303
  Accumulated (deficit)                                             (32,149,955)
                                                                    -----------
    Total shareholders' equity                                        1,227,987
                                                                    -----------
TOTAL LIABILITIES, RESERVE & SHAREHOLDERS' EQUITY                   $ 3,502,965
                                                                    ===========




              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              U.S. GOLD CORPORATION
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                              Common Stock
                         ------------------------    Additional
                                          Par          Paid-in     Accumulated
                           Shares        Value         Capital      (Deficit)
                         ----------    ----------    -----------   -----------

Balance,
January 1, 2000          13,964,665    $1,396,466    $31,971,695   $(31,895,589)

Exercise of stock
  options  (Note 7)           9,375           938            562              -

Treasury shares
  cancelled                    (520)          (52)           (58)             -

Net loss                          -             -              -       (117,916)
                         ----------    ----------    -----------   ------------
Balance,
December 31, 2000        13,973,520     1,397,352     31,972,199    (32,013,505)

Exercise of stock
  options (Note 7)           53,125         5,312          3,188              -

Treasury shares
  cancelled                    (255)          (25)           (84)             -

Net loss                          -             -              -       (136,450)
                         ----------    ----------     ----------   ------------
Balance,
December 31, 2001        14,026,390    $1,402,639     $31,975,303  $(32,149,955)
                         ==========    ==========     ===========  ============















              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              U.S. GOLD CORPORATION
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Restated)
                        FOR THE YEARS ENDED DECEMBER 31


                                                          2001            2000
                                                          ----            ----
Cash flows from operating activities:
  Cash received from project distributions             $ 495,000      $ 540,000
  Cash received from TSHI upon TSLLC
    Withdrawal                                            79,347              -
  Cash paid to suppliers and employees                  (583,861)      (517,300)
  Interest received                                       38,277             90
  Interest paid                                           (2,624)        (3,679)
  Income taxes paid                                            -              -
                                                       ---------      ---------
    Cash provided by operating activities                 26,139         19,111
                                                       ---------      ---------
Cash flows from investing activities:
  Capital expenditures                                   (10,000)        (2,665)
  Sale of assets                                          13,500              -
                                                       ---------      ---------
    Cash provided by (used in)
      investing activities                                 3,500         (2,665)
                                                       ---------      ---------
Cash flows from financing activities:
  Payments on installment purchase
    Contracts                                            (11,795)       (10,681)
                                                       ---------      ---------
    Cash used in financing activities                    (11,795)       (10,681)
                                                       ---------      ---------
Increase in cash and cash equivalents                     17,844          5,765
Cash and cash equivalents, beginning
  of year                                                 54,245         48,480
                                                       ---------      ---------
Cash and cash equivalents, end of year                 $  72,089      $  54,245
                                                       =========      =========

Reconciliation of net loss to cash provided by
 operating activities:
  Net loss                                             $(136,450)     $(117,916)
  Items not requiring cash:
    Management contract fees paid in GRC stock          (186,000)      (164,000)
    Realization reserve for GRC stock                    186,000        164,000
    Depreciation, depletion and amortization              18,275         15,473
    Decrease in other assets related to
      operations                                           3,038         18,299
    Increase in liabilities related to operations        141,276        103,255
                                                       ---------      ---------
Cash provided by operating activities                  $  26,139      $  19,111
                                                       =========      =========



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: U.S. Gold Corporation (the "Company") was organized under the laws of the State of Colorado on July 24, 1979. Since its inception, the Company has been engaged in the exploration for, development of, and the production and sale of gold and silver.

BASIS OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated. The financial statements of Tonkin Springs LLC ("TSLLC") have been consolidated effective October 17, 2001 upon the withdrawal from TSLLC of Tonkin Springs Holding Inc. who prior to such withdrawal was 60% owner and manager of the project.

STATEMENTS OF CASH FLOWS: The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.

EQUITY METHOD INVESTMENTS: Investment in common stock of Gold Resource Corporation, an affiliate of the Company, earned under a management contract dated July 1, 2000 is recorded under the equity method of accounting. The shares of Gold Resource earned under the contract have been assessed by the Company to be of undeterminable market value and have therefore been recorded at zero basis. See Footnote 13 for additional information.

Prior to the withdrawal of Tonkin Springs Holding Inc. ("TSHI") from the Tonkin Springs LLC ("TSLLC"), the Company accounted for its 40% investment in TSLLC by the equity method of accounting. However, since TSHI was responsible for 100% of the funding required for TSLLC and since the Company did not have the contractual right to the economic benefits of such losses, the Company did not record its pro-rata share of TSLLC losses in its statement of operations.

PLANT, EQUIPMENT AND VEHICLES: Plant, equipment and vehicles are carried at cost not in excess of their estimated net realizable value. Normal maintenance and repairs are charged to earnings while expenditures for major maintenance and betterments are capitalized. Examples of the latter would include mill facilities refurbishments and changes to the process equipment. Gains or losses on disposition are recognized in operations.

EXPLORATION AND DEVELOPMENT COSTS: Costs of acquiring mining properties and any exploration and development costs are expensed as incurred unless proven and probable reserves exist and the property is a commercially minable property.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Mine development costs incurred either to develop new ore deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production are also capitalized. Costs incurred to maintain current production or to maintain properties on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. The Company evaluates, at least quarterly, the carrying value of capitalized mining costs and related property, plant and equipment costs to determine if these costs are in excess of their net realizable value and if an permanent impairment needs to be recorded. The periodic evaluation of carrying value of capitalized mining costs and related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets."

DEPRECIATION: Depreciation of plant, equipment and vehicles is computed using straight-line methods. Plant, equipment and vehicles are being depreciated over the estimated economic lives ranging from 3 to 5 years.

PROPERTY RECLAMATION COSTS: The estimated reclamation cost obligation related to present disturbances at the Tonkin Springs Properties is carried as a liability. Changes to these estimates, or the estimated reclamation costs associated with other mineral properties, are accrued and charged over the expected life of each property using the units of production method. Ongoing environmental and reclamation expenditures are expensed as incurred.

STOCK OPTION PLANS: The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees", and related Interpretations in accounting for all stock option plans. Under APB Opinion 25, no compensation cost has been recognized for stock options issued to employees as the exercise price of the Company's stock options granted equals or exceeds the market price of the underlying common stock on the date of grant.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123, "Accounting for Stock-Based Compensation", requires the Company to provide pro forma information regarding net income as if compensation costs for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

REVENUE RECOGNITION: Project payments are recognized as revenue as earned. Gains on the sale of mineral interests includes the excess of the net proceeds from sales over the Company's net book value in that property. The Company recognizes management contract fees paid in the form of restricted equity securities as revenues when earned at the approximate cost of providing such management services.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

PER SHARE AMOUNTS: Statement of Financial Accounting Standards No. 128 provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding during the period (14,011,400 for 2001 and 13,972,852 for 2000). Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, similar to fully diluted earnings per share. As of December 31, 2001 and 2000, options are not considered in the computation of diluted earnings per share as their inclusion would be antidilutive.

INCOME TAXES: The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 ("SFAS No. 109.") Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

BUSINESS RISKS: The Company continually reviews the mining risks it encounters in its operations. It mitigates the likelihood and potential severity of these risks through the application of high operating standards. The Company's operations have been and in the future may be, affected to various degrees by changes in environmental regulations, including those for future site restoration and reclamation costs. The Company's business is subject to extensive license, permits, governmental legislation, control and regulations. The Company endeavors to be in compliance with these regulations at all times.

USE OF ESTIMATES: The preparation of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company's management to make estimates and assumptions that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS: Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2001.

The respective carrying value of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash and cash equivalents and accounts payable. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value or they are receivable or payable on demand.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

HEDGING ACTIVITIES: The Company applies FASB Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of Effective Date of FASB Statement No. 133" which was effective for fiscal years beginning after June 15, 2000.

SFAS No. 133, "Accounting for Derivative Instruments and Hedging activities" requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. Implementation of this standard did not have a material effect on the consolidated financial statements.

REVENUE RECOGNITION: In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101 ("SAB No. 101"). SAB 101 provides guidance on applying accounting principles generally accepted in the United States of America to revenue recognition in financial statements and is effective in the Company's fourth quarter of 2000. The implementation of SAB No. 101 did not impact the Company's operating results.

BUSINESS COMBINATIONS, GOODWILL AND INTANGIBLE ASSETS: In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS 141, Business Combinations, and SFAS 142, Goodwill and Intangible Assets. SFAS 141 is effective for all business combinations completed after June 30, 2001. SFAS 142 is effective for the year beginning January 1, 2002; however certain provisions of that Statement apply to goodwill and other intangible assets acquired between July 1, 2001, and the effective date of SFAS 142. The Company does not believe the adoption of these standards will have a material impact on its financial statements.

ASSET RETIREMENT OBLIGATIONS: In July 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Statement applies to all entities. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company is evaluating the impact of the adoption of this standard and has not yet determined the effect of adoption on its financial position and results of operations.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSTS: In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The provisions of the statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company is evaluating the impact of the adoption of this standard and has not yet determined the effect of adoption on its financial position and results of operations.

2.  GOING CONCERN

The Company's financial statements are prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced losses for the years ended December 31, 2001 and 2000 of $136,450 and $117,916, respectively. As discussed in Note 3, the Company's partner in the Tonkin Springs project withdrew effective October 17, 2001. Payments from the former partner were the Company's sole source of operating revenue during the years ended December 31, 2001 and 2000.

The Company's ability to continue as a going concern is contingent upon its ability to secure financing, increase ownership equity and attain profitable operations.

The Company is pursuing financing for its operations which could include issuance of equity of the Company in public or private transactions, the sale of a portion of its assets which could include sale of a royalty interest at Tonkin Springs, and borrowing with secured, unsecured or convertible debt. The Company may also consider third party joint venture participation at its Tonkin Springs project. It is presently uncertain if any such financing will be available to the Company, or will be available on terms acceptable to the Company. In addition, the Company has begun the evaluation of the potential of recommencing gold production operations at the Tonkin Springs project utilizing the known mineralized material and existing facilities to the extent possible. This involves the evaluation of the financial aspects and operational issued involved and the processes necessary to recommence production. In addition, this process also involves the identification, engineering and estimation of the additional capital investment required as well as the evaluation and estimation of the time required to seek amendments of or new regulatory permits and authorities to allow resumption of operations. The Company could also seek a joint venture partner at Tonkin Springs to participate in this evaluation process and funding for any operations.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001


3.   TONKIN SPRINGS PROJECT

The Company owns 100 percent of the Tonkin Springs LLC, a Delaware limited liability company ("TSLLC") which in turn owns the Tonkin Springs gold mine property located in Eureka County Nevada. The 100 percent ownership in TSLLC was achieved effective October 17, 2001 upon the withdrawal from TSLLC of our former partner, Tonkin Springs Holding Inc. ("TSHI") who prior to their withdrawal held 60 percent ownership in TSLLC and were the project managers. TSHI is owned by subsidiaries of Sudbury Contact Mines Limited, an Ontario, Canada corporation ("Sudbury")(SUD:TSE), which is itself a subsidiary of Agnico-Eagle Mines Limited, an Ontario, Canada corporation ("Agnico-Eagle") (AME:NYSE). Effective October 17, 2001 the Company commenced full consolidation of TSLLC into its consolidated financial statements. The Company is currently evaluating the Tonkin Springs property to determine if the property can be put back into production. The Company plans to and will be required to arrange additional funding through the sale of equity, assets or incurring debt in order to carryout its business objectives. After the withdrawal of TSHI, TSVLP assumed management responsibilities for TSLLC

At December 31, 2001, the Company's ownership in TSLLC is held 99.5 percent by Tonkin Venture Limited Partnership, a Nevada limited partnership ("TSVLP") and
0.5 percent by U.S. Environmental Corporation, a Colorado corporation and subsidiary of the Company. TSVLP, in turn, is likewise owned 100% by two of our wholly-owned subsidiaries.

The TSLLC agreements provided for withdrawal of a member. However, TSVLP and TSHI had certain disputes regarding the obligations and responsibilities of TSHI in connection with and following TSHI's withdrawal from TSLLC effective October 17, 2001. These issues were resolved under a Settlement Agreement dated October 31, 2001 (the Settlement Agreement). Under the Settlement Agreement, TSHI paid
i) the remaining payment due to TSVLP in the amount of $90,000, ii) $60,000 for the remaining 2001 Program and Budget for TSLLC, iii) $19,347 in actual costs of repairs to pad liner at the Project caused by wind damage prior to October 17, 2001, and iv) funded in the name of TSLLC $437,900 into the restricted cash bond to secure reclamation of the properties, and TSHI committed up to and funded through an escrow account deposit $250,000 to be used to pay for the costs associated with the Mitigation Work Program (the Work Program) within the TSP-1 pit area of the Tonkin Springs project. The Work Program entails plugging of certain drill holes which were a requirement of certain existing permits issued by regulatory authorities. The Work Program has been approved by appropriate governmental agencies and is to be administered by the engineering firm Steffen Robertson & Kirsten (U.S.), Inc. (also referred to as "SRK"). TSLLC, TSHI and SRK have entered into a Technical Services Agreement dated December 18, 2001 to govern the Work Program. In exchange for the above payments and the TSHI Funding Commitments, the parties have agreed under the Settlement Agreement to release each other from any further obligations under the Agreement. The commencement of activities under the Work Program has commenced in January 2002 and is anticipated to be completed by June 30, 2002.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001


3.   TONKIN SPRINGS PROJECT, CONTINUED

Under the TSLLC agreements, TSHI was required to fund all costs of TSLLC until their withdrawal. During the period from February 26, 1999 through October 17, 2001, TSHI has reported that it spent approximately $5.1 million at Tonkin Springs including exploration expenditures in the approximate amount of $2.6 million, reclamation and bonding of approximately $.5 million and holding costs of approximately $2.0 million.

The following is the summarized statement of operations for TSLLC for year ended December 31, 2000 and for the period from January 1, 2001 to October 17, 2001, all costs of which were funded by TSHI:

                          Period from January 1 to        Year Ended
                             October 17, 2001          December 31, 2000

Interest income                $    70,135               $     60,126
                               -----------               ------------

Exploration expense                720,838                  1,162,281
Environmental                       63,817                    465,473
Property holding costs             641,218                    631,753
Depreciation expense                36,947                     46,345
                               -----------               ------------
                                 1,462,820                  2,305,852
                               -----------               ------------

Net loss                       $(1,392,685)              $(2,245,726)
                               ============              ============

During the period of TSHI's involvement with TSLLC it paid TSVLP an aggregate $1,720,000 as partial consideration for the terms and conditions of the TSLLC of which $540,000 were received in each of years 2001 and 2000.

On December 18, 2001, The Company signed a Technology Option Agreement with Newmont Technologies Limited, a subsidiary of Newmont Mining Corporation ("Newmont"), that will allow the Company to use Newmont's proprietary N2TEC(R) Flotation Technology at the Tonkin Springs property. Terms of the agreement with Newmont include an initial license fee of $50,000 (of which $10,000 was paid with the option agreement) and ongoing net smelter return production royalty of 2% of precious metals paid utilizing the Newmont technology. Upon finalization of the license agreement anticipated in 2002, the Company would be able to use Newmont's commercially proven technology to process sulfide gold mineralization at Tonkin Springs.

As 100% interest owner of TSLLC the Company is responsible for the reclamation obligations related to disturbances at Tonkin Springs. The current estimate of reclamation costs of disturbances of the Properties is approximately $1.83 million which estimate has been filed with and approved by appropriate governmental agencies (the Nevada Department of Environmental Protection and the

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001


3.   Tonkin Springs Project, continued

Federal Bureau of Land Management.) Bonding of reclamation under various Nevada and Federal Bureau of Land Management agencies by TSLLC is in place in the form of cash bonds posted in the amount of $1.83 million secured by a restricted cash deposits. Actual reclamation, generally, will be commenced upon the completion of operations at the Properties.

4.   LOAN SETTLEMENT AGREEMENT WITH FABC

On February 21, 1992, the Company entered into a Loan Settlement Agreement with its senior secured lender, The French American Banking Corporation ("FABC"). The Company discharged its debt to FABC and terminated all prior security interests related thereto. As part of the consideration to FABC under the Loan Settlement Agreement, the Company entered into an agreement between Tonkin Springs Gold Mining Company, a wholly-owned subsidiary of the Company ("TSGMC") and FABC entitled "Agreement To Pay Distributions," which requires TSGMC to pay a limited portion of certain distributions from TSVLP to FABC. TSVLP has complete control of such distributions, if any, to TSGMC. Under the terms of the Agreement To Pay Distributions, TSGMC is required to pay to FABC (i) the first $30,000 in cash or value of asset distributions, as defined in such agreement, received from TSVLP, plus (ii) an amount equal to 50 percent of such retained distributions in cash or value of asset distributions after TSGMC has first received and retained $500,000 of such retained distributions. This obligation to FABC shall terminate after FABC has been paid a total of $2,030,000 thereunder.

5.   PLANT, EQUIPMENT AND VEHICLES

At December 31, 2001, TSLLC plant, equipment and vehicles consisted of the following:

     Mill equipment                                       $1,549,896
     Buildings                                                92,719
     Office equipment                                          3,157
     Vehicles                                                  8,222
                                                          ----------
       Subtotal                                            1,653,994
                                                          ----------
     Less accumulated depreciation                         (104,097)
                                                          ----------
     Total                                                $1,549,897
                                                          ==========

At December 31, 2001, furniture, equipment and vehicles, other than located at the Tonkin Springs project, consisted of the following:

     Office furniture and equipment                       $   42,589
     Trucks and autos                                         78,137
     Equipment                                                19,451
                                                          ----------
     Subtotal                                                140,177
                                                          ----------
     Less: accumulated depreciation                        (115,051)
                                                          ----------
     Total                                                $   25,126
                                                          ==========

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001


6.   INCOME TAXES

In various transactions entered into February 21, 1992, the Company had an ownership change, as that term is defined under Section 382 (g), IRC. As a result, the tax net operating loss carry forwards and the investment tax credit carry forwards are subject to annual limitations under Section 382 IRC, following the date of such ownership change. Except as noted below, the Company will receive no future benefits from net operating loss carryforwards or investment tax credit carryforwards existing as of the date of the ownership change. At December 31 2001, the Company estimates that tax loss carry forwards total approximately $4,200,000 expiring through year 2019. The Company has an additional capital loss carryforward of approximately $1,900,000 which are only available against capital gains from investment securities expiring in years 2002 and 2004.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 are presented below:

     Deferred tax assets:
       Alternative minimum tax credit carryfoward              $    11,200
        Reclamation obligation                                     140,800
       Net operating loss carryforward                             927,400
       Capital loss carryforward                                   268,400
         Total gross deferred tax assets                         1,347,800
                                                               -----------
        Less valuation allowance                               (1,093,200)
                                                               -----------
         Net deferred tax assets                                   254,600
                                                               -----------
     Deferred tax liabilities:
     Basis in TSVLP                                              (254,600)
                                                               -----------
     Total gross deferred tax liabilities                        (254,600)
     Total net deferred tax asset                              $         -
                                                               ===========

The Company believes that it is unlikely that the net deferred tax asset will be realized. Therefore, the full valuation allowance has been provided for net deferred tax assets. The change in 2001 in the deferred tax asset valuation allowance is approximately $63,000.

A reconciliation of the tax provision for 2001 and 2000 at statutory rates is comprised of the following components:

                                                         2001          2000
                                                         ----          ----
    Statutory rate tax provision on book loss         $(30,000)     $(26,000)
    Book to tax adjustments:
    Valuation allowance                                 30,000        26,000
                                                      --------      --------
    Tax provision                                     $      -      $      -
                                                      ========      ========

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001


7.   SHAREHOLDERS' EQUITY

Stock options have been granted to key employees, directors and others under the Non-Qualified Amended and Restated Stock Option and Stock Grant Plan (the "Plan"). Options to purchase shares under the Plan were granted at market value as of the date of the grant. The total number of shares that have been reserved under the Plan is 2,500,000.

SFAS No. 123, "Accounting for Stock-Based Compensation," requires the Company to provide pro forma information regarding net income as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used: (1) for the 1999 grant: dividend yield of 0 percent; expected volatility of 4.6 percent; risk free interest rate of 5.4 percent; and expected life of 4.1 years.

                                            2001                        2000
                                            ----                        ----
                                          Weighted                    Weighted
                                          Average                     Average
                                          Range of      Exercise      Range of     Exercise
                                           Shares        Prices        Shares       Prices
                                         ---------      --------      --------     --------
Outstanding, beginning of year           2,101,420        $.16        2,110,795      $.16
Granted                                          -           -                -         -
Exercised                                 (53,125)        $.16          (9,375)      $.16
Canceled                                         -           -                -         -
Expired                                          -           -                -         -
                                         ---------        ----        ---------      ----
Outstanding, end of year                 2,048,295        $.16        2,101,420      $.16
Options exercisable, end of year         2,048,295        $.16        2,101,420      $.16
Weighted average fair value of
  option granted during year             $       -                    $       -

The following table summarizes information about stock options outstanding at December 31, 2001:

Options Outstanding            Weighted Average
-------------------         ----------------------                    Weighted
Range of     Number          Remaining     Average       Number       Average
Exercise   Outstanding      Contractual   Exercise     Exercisable    Exercise
 Prices    at 12/31/2001        Life        Price       at 12/31/01      Price
--------   -------------    -----------   ---------    -----------    ---------

  $.16       2,048,295         2.1 yrs.      $.16       2,048,295       $.16


8.   EMPLOYEE BENEFIT PLANS

On December 10, 1985, the Company's Board of Directors adopted a Simplified Employee Pension Plan ("SEP"). The Company intends to make a determination of contributions under the SEP on an annual basis, based upon review by the Board

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001


8.   EMPLOYEE BENEFIT PLANS, CONTINUED

of Directors of the Company's financial statements as of its fiscal year end. The Company has not yet determined any contributions to the SEP for the year ended December 31, 2001 and no contribution was made for the year ended December 31, 2000. Under the SEP, the Company has the option of contributing a certain amount directly to its employees' Individual Retirement Accounts. The Plan covers all employees of the Company with certain participation requirements, however the Company is not required to make any contributions in a given year. If contributions are made, they must be made to all eligible employees. Contributions made under the SEP in any one calendar year for any one employee may not be more than the smaller of $25,500 or 15 percent of that employee's total compensation.

9.   LEASE COMMITMENTS AND CONTINGENCIES

The Company has leased office equipment a under non-cancelable operating lease which expires during December 2002. Future minimum lease payments as of December 31, 2001 are as follows:

           2002                            $3,185

Rent expense during the years ended December 31, 2001 and 2000 on all operating leases was approximately $12,260 and $10,385, respectively. A mineral property lease at Tonkin Springs requires annual payments of advance royalties in the minimum amount of $150,000.

The Company has transferred its interest in several mining properties over the past years. The Company could remain potentially liable for environmental enforcement actions related to its prior ownership interest of such properties. However, the Company has no reasonable belief that any violation of relevant environmental laws or regulations has occurred regarding these transferred properties.

10.  INSTALLMENT PURCHASE CONTRACTS

The Company has installment purchase contracts collateralized by three vehicles bearing an average interest of 9.3 percent per annum. Future maturities under these contracts as of December 31, 2001 are as follows:

           2002                            $12,933
           2003                            $ 8,257

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001


11.  STATEMENTS OF CASH FLOWS

The Company's statements of cash flows exclude the following non-cash investing and financing activities:
                                                     2001            2000
                                                    ------         ------
     Stock options exercised in exchange for
      directors fees payable                        $8,500         $1,500


12.  RELATED PARTY TRANSACTIONS

Gold Resource Corporation-

Effective July 1, 2000, the Company and Gold Resource Corporation ("GRC"), a private Colorado corporation and affiliate company, entered into a management contract (the "2000 Management Contract") under which the Company provided general management of GRC business activities through December 31, 2001 in exchange for 1,280,000 shares of GRC. The Company has recorded the revenue earned under the contract at the approximate cost of providing the services to GRC under the contract, $186,000 and $164,000 for the years ended December 31, 2001 and 2000, respectively. GRC is responsible for all funding needed. The 1,280,000 shares of GRC owned by the Company represents approximately 37% of GRC capitalization as of December 31, 2001. Through the 2000 Management Contract the Company has the opportunity to participate in potential business activities in Mexico with no additional funding, other than that related to the existing level of corporate overhead expenditures during the contract period. Effective January 1, 2002, the Company and GRC entered into a new management contract (the "2002 Management Contract") which expires by its term December 31, 2002. Under the 2002 Management Contract the Company is to be paid $30,000 per month to provided general management of GRC business activities through December 31, 2002. Through March 19, 2002, GRC has paid $30,000 to the Company. As with the prior contract, GRC is responsible for all funding needed and intends to and is currently raising funds through the sale of GRC stock. The independent director(s) of the Company approved both contracts with GRC. William W. Reid and David C. Reid, each officers and directors of the Company have approximately 43% aggregate ownership as of December 31, 2001. William F. Pass, an officer of the Company, was granted by GRC a non-qualified stock option to purchase 200,000 shares of GRC common stock at an exercise price of $.50 per share. The 2002 Management Contract terminates December 31, 2002 and may be terminated by either party for cause with 30 days prior written notice. The Company anticipates that performance under the contract will involve no more than approximately 50 percent of its available staff time.

Effective August 23, 2001 GRC leased a prospective silver/lead/zinc mining property in the Zimapan Mining District in the state of Hidalgo, Mexico. This project has been designated by GRC its Zimapan Project. To GRC's knowledge the Zimapan Project has never been explored by modern drilling techniques and it intends to commence a drilling program at the Zimapan Project during 2002. As noted above, the Company is managing all activities under the 2002 Management

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001


12.  RELATED PARTY TRANSACTIONS, CONTINUED

Contract and GRC is responsible for funding the Zimapan Project. GRC is currently involved in an effort to raise funds through the sale of its common stock required to fund the drilling program, property maintenance costs and corporate overhead.

As noted above, the shares of GRC are not currently publicly traded. The shares of GRC earned under the 2000 Management Contract have been assessed by the Company to have indeterminable market value and the investment has therefore been fully reserved by a valuation allowance of $186,000 and $164,000 for the shares earned during the years ended December 31, 2001 and 2000, respectively. Under the 2000 Management Contract, the 1,280,000 shares of GRC earned by the Company have a stated value of $.50/share for an aggregate $604,000 stated value. Under equity accounting, the Company has not recorded its share of GRC's operating losses to date since such recognition would reduce its zero basis investment in GRC to below zero. GRC's unaudited operating loss for year 2001 and 2000 is approximately $357,634 and $205,850, respectively, of which the Company's share would be approximately $121,538 and $41,063, respectively. The balance sheet of GRC as of December 31, 2001 reflects total assets of $90,774, primarily $83,874 in cash and time deposits, $6,180 in property and other assets, and liabilities to third party vendors of $5,167, with shareholders' equity of $85,609. The overhead expense of the Company allocated to the management contract for year 2001 and 2000 totals $185,933 and $163,398, respectively, primarily representing allocation of staff time.

Other Related Party Items-

Commencing in 1998 the executive officers of the Company have voluntarily deferred a portion of their base salary in order to conserve working capital of the Company. As of December 31, 2001, the total amount of such voluntary deferral was $390,094 including $131,757 and $113,449 relating to year 2001 and 2000, respectively. Director fees in the amount of $22,000 remain unpaid as of December 31, 2001. All of these amounts are reflected as related party liabilities, long-term of the Company as of December 31, 2001.

13.  ADJUSTMENTS TO PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS

Certain adjustments have been made to the financial statements and footnote disclosure for 2001 and 2000 regarding the recognition of revenue related to equity securities earned under a management services contract with GRC as well as realization reserves related to those GRC equity securities. The changes increased Other revenue and Costs and expenses by $186,000 and $164,000 in 2001 and 2000, respectively and had no effect on Net (loss) for either period.

                              U.S. GOLD CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Restated)
                                   (Unaudited)

                                                    Nine Month Period Ended
                                                 September 30,     September 30,
                                                     2001               2002
                                                 -------------------------------
Other revenues:
Tonkin Springs Project payments                  $         -         $ 405,000
Management contract fees from
  Gold Resource Corporation
  ("GRC") (Note 3)                                    30,000           139,643
Interest income                                        6,698                73
Gain on sale of assets                                15,498                 -
                                                  ----------          --------
  Total revenues                                      52,196           544,716
                                                  ----------          --------


Costs and expenses:
 General and administrative                          245,518           373,876
 Tonkin Springs holding and
   other costs                                       802,103                 -
 Cost of services provided under
   management contract with GRC
   (Note 3)                                          111,724           139,643
 Realization reserve-GRC shares earned
   under management contract (Note 3)                      -           139,643
 Interest                                              2,705             2,073
 Depreciation                                          8,323             9,268
                                                 -----------         ---------
   Total costs and expenses                        1,170,373           664,503
                                                 -----------         ---------
(Loss) before income taxes                        (1,118,177)         (119,787)
                                                 -----------         ---------
Provision for income taxes                                 -                 -
                                                 -----------         ---------

Net (loss)                                       $(1,118,177)        $(119,787)
                                                 ===========         =========


Basic and diluted per share data:
 Basic                                           $     (0.07)        $   (0.01)
                                                 ===========         =========
 Diluted                                         $     (0.07)        $   (0.01)
                                                 ===========         =========








              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              U.S. GOLD CORPORATION
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2002
                                   (Restated)
                                   (Unaudited)

ASSETS
Current assets:
 Cash and cash equivalents                                          $    17,632
 Prepaid expense and other current assets                                 5,968
                                                                    -----------
  Total current assets                                                   23,600
                                                                    -----------

Plant, equipment and vehicles:
 Tonkin Springs plant, equipment and vehicles, net                    1,549,897
 Other office furniture, equipment and vehicles, net                     18,040
                                                                    -----------
  Total  plant, equipment and vehicles, net                           1,567,937
                                                                    -----------

Investment in affiliate-GRC, net of reserve for realization
  (Note 3)                                                                    -
Restrictive time deposits for reclamation bonding                     1,838,796
Affiliate loan receivable-GRC (Note 3)                                   30,000
Other assets                                                             48,760
                                                                    -----------
  TOTAL ASSETS                                                      $ 3,509,093
                                                                    ===========

LIABILITIES, RESERVE & SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued liabilities                           $    99,775
 Accrued salaries and directors fees (Note 3)                           137,663
 Installment purchase contracts                                          11,621
                                                                    -----------
  Total current liabilities                                             249,059
                                                                    -----------

Related party payables, long-term (Note 3)                              506,093
Reserve for reclamation                                               1,825,977
                                                                    -----------
  Total liabilities and reserve                                       2,581,129

Shareholders' equity (Note 2)
 Common stock, $.10 par value, 18,000,000  shares
   authorized; 16,383,533 shares issued and outstanding               1,638,353
 Additional paid-in capital                                          32,557,743
 Accumulated (deficit)                                              (33,268,132)
                                                                    -----------
    Total shareholders' equity                                          927,964
                                                                    -----------
TOTAL LIABILITIES, RESERVE &
SHAREHOLDERS' EQUITY                                                $ 3,509,093
                                                                    ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              U.S. GOLD CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                      Nine Months Ended September 30, 2002
                                   (Unaudited)

                              Common Stock
                         ------------------------    Additional
                                          Par          Paid-in     Accumulated
                           Shares        Value         Capital      (Deficit)
                         ----------    ----------    -----------   -----------

Balance,
January 1, 2002          14,026,390    $1,402,639    $31,975,303   $(32,149,955)

Sale of Shares and
Warrants for Cash at
$.35/share, net of
issuance cost (Note 2)      857,143        85,714        187,285              -

Sale of Shares for
Cash at $.40/share,
net of issuance cost
(Note 2)                  1,500,000       150,000        395,155              -

Net (loss)                        -             -              -     (1,118,177)
                         ----------    ----------    -----------   ------------
Balance,
September 30, 2002       16,383,533    $1,638,353    $32,557,743   $(33,268,132)
                         ==========    ==========    ===========   =============





















              The accompanying notes are an integral part of these
                       consolidated financial statements.



                                     U.S. GOLD CORPORATION
                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                                Nine Months Ended September 30
                                   (Restated and Unaudited)

                                                                      2002            2001
                                                                      ----            ----
Cash flows from operating activities:
 Cash received from GRC management
    contract (Note 3)                                              $    30,000     $       -
 Cash received from Tonkin Springs
  Project distributions                                                      -       405,000
 Cash paid to suppliers                                               (623,487)     (114,797)
 Cash paid to employees                                               (239,046)     (287,429)
 Interest received                                                       6,698            73
 Interest paid                                                          (2,705)       (2,073)
 Income taxes paid                                                           -             -
                                                                   -----------     ---------
Cash provided by (used in) operating activities                       (828,540)          774
                                                                   -----------     ---------
Cash flows from investing activities:
 Payment on license                                                    (20,000)            -
 Loan to affiliate-GRC (Note 3)                                        (30,000)            -
 Sale of assets                                                         15,498             -
                                                                   -----------     ---------
Cash (used in) investing activities                                    (34,502)            -
                                                                   -----------     ---------
Cash flows from financing activities:
 Sale of common stock & warrants for cash, net of
  issuance cost (Note 2)                                               818,154             -
 Borrowing from related parties (Note 3)                                29,358             -
 Repayment of borrowing from related parties (Note 3)                  (29,358)            -
 Payments on installment purchase contracts                             (9,569)       (8,727)
                                                                   -----------     ---------
Cash provided by (used in) financing activities                        808,585        (8,727)
                                                                   -----------     ---------

(Decrease) in cash and cash equivalents                                (54,457)       (7,953)
Cash and cash equivalents, beginning of period                          72,089        54,245
                                                                   -----------     ---------
Cash and cash equivalents, end of period                           $    17,632     $  46,292
                                                                   ===========     =========

Reconciliation of net loss to cash provided by (used-in)
operating activities:
 Net (loss)                                                        $(1,118,177)    $(119,787)
 Items not providing or requiring cash:
  Management contract fees paid in GRC stock                                 -      (139,643)
  Accrued and deferred salaries, and directors fees;
    related parties (Note 3)                                           231,662        98,817
  Realization reserve for GRC stock                                          -       139,643
  Depreciation, depletion and amortization                               8,323         9,268
  Directors fees paid by exercise of stock options                           -         8,000
 (Increase) in other assets related to operations                      (37,671)       (2,304)
  Increase in liabilities related to operations                         87,323         6,780
                                                                   -----------     ---------
Cash provided by (used in) operating activities                    $  (828,540)    $     774
                                                                   ===========     =========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2002
                                   (Unaudited)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The interim consolidated financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

Certain adjustments have been made in the financial statements for September 30, 2001 to conform to accounting and financial statement presentation for the period ended September 30, 2002.

These statements reflect all adjustments, consisting of normal recurring adjustments which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-KSB/A as of and for the year ended December 31, 2001.

REVENUE RECOGNITION: The Company recognizes management contract fees as revenues when earned and when payment is received or reasonably assured at the value of the consideration received or in the absence of fair value of consideration received, at the approximate cost of providing such management services.

PER SHARE AMOUNTS: Statement of Financial Accounting Standards No. 128 provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding during the periods (14,958,533 and 13,973,730 for the nine month periods ended September 30, 2002 and 2001). Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, similar to fully diluted earnings per share. As of September 30, 2002 and 2001 options and warrants are not considered in the computation of diluted earnings per share as their inclusion would be antidilutive.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2002
                                   (Unaudited)


2.   SHAREHOLDERS' EQUITY

On December 17, 2001 the Company entered into an agreement with IBK Capital Corp. of Toronto, Ontario, Canada ("IBK") whereby IBK agreed independently to assist the Company in seeking and arranging equity investment. The agreement with IBK includes a 9% commission due IBK computed on any money raised by IBK for the Company. The agreement with IBK has been extended through March 20, 2003.

Effective May 30, 2002 the Company entered into a subscription agreement with Excalibur Limited Partnership ("Excalibur"), an Ontario, Canada limited partnership, for the sale of restricted common shares and warrants for $300,000 (the "Initial Private Placement"). The net proceeds of $272,999 from the First Private Placement allowed the Company to pay several important obligations related to the Tonkin Springs Properties including the annual minimum royalty payment ($170,000) on one of the leased properties. Due to the important nature of these required obligations, the Company was willing to negotiate a lower price per share with Excalibur and to include issuance of warrants to secure that initial funding for the Company. Under the First Private Placement the Company issued 857,143 restricted common shares to Excalibur and gave Excalibur 428,572 common stock warrants exercisable until May 30, 2004 at an exercise price of $0.53 per share. No value was assigned to the warrants. The Excalibur agreement required that the Company file and have effective a registration statement for the Excalibur purchased shares within 90 days or pay a penalty to Excalibur in the amount of 1 percent per month. While the Company has filed a preliminary registration statement with the Securities and Exchange Commission that registration statement was not effective as of September 30, 2002. Therefore as of September 30, 2002, the Company has accrued $3,000 as an accrued liability for this obligation. The Initial Private Placement was arranged by IBK who was paid a commission of $27,000. During the period June 5, 2002 through June 30, 2002, the Company entered into various subscription agreements with sophisticated private investors for the sale of 1,500,000 shares of restricted common stock at $.40/share for aggregate of $600,000 (the "Second Private Placement") with net proceeds of $545,155. The Second Private Placement was also arranged by IBK who was paid an additional commission and costs of $54,000.

The Company is obligated to file a registration statement with the Securities and Exchange Commission for shares subject to the Initial Private Placement and the Second Private Placement and to maintain the effectiveness of such registration statement for the lesser of 2 years or when such registration is no longer required.

Effective June 1, 2002, and related to the Second Private Placement, the executive officers and outside director of the Company voluntarily agreed not to exercise an aggregate of 870,000 option shares under existing stock option agreements with the Company until and unless additional authorized but unissued shares are available and reserved for such options by the Board of Directors of the Company. The executive officers outside director took this action in order to allow the Company additional available shares to be sold in the Second

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2002
                                   (Unaudited)


2.   SHAREHOLDERS' EQUITY, CONTINUED

Private Placement in order to raise additional working capital. The option shares subject to these exercise limitations could become available to the executive officers and outside director for exercise if and when shareholders approve an increase to the authorized number of Common Shares of the Company.

3.   RELATED PARTY TRANSACTIONS

GOLD RESOURCE CORPORATION-

The Company owns 1,280,000 shares of Gold Resource Corporation ("GRC"), a private Colorado corporation and affiliate company, which shares were earned under a management contract which expired December 31, 2001. These shares are restricted securities and there is no public market for such securities. The Company has recorded a valuation reserve for the revenue associated with the shares of GRC received under this contract. These shares represent approximately 30% of GRC capitalization as of September 30, 2002.

Effective January 1, 2002, the Company and GRC entered into a management contract (the "2002 Management Contract") which expires by its term December 31, 2002. Under the 2002 Management Contract the Company is to be paid $30,000 per month to provide general management of GRC business activities through December 31, 2002. The Company recognizes revenues under this contract upon receipt of funds due to the significant uncertainty regarding the collection of the management fee. Through September 30, 2002, the Company has recognized revenue of $30,000 related to the 2002 Management Contract.

During August 2002, the Company made a $30,000 short-term, non-interest bearing unsecured loan to GRC in order to allow GRC to make a critical $50,000 lease payment on the Zimapan property. The independent director of the Company, Mr. John W. Goth, approved this loan in advance. GRC has committed to repay this loan from the first unrestricted proceeds of future equity sales of GRC stock.

OTHER RELATED PARTY ITEMS-

During the nine month period ended September 30, 2002, the Company elected not to pay certain salaries to its three executive officers in the amount of $109,163 in order to conserve working capital. In addition, during the first and second quarters of 2002, the three executive officers made cash advances to the Company to allow the payment of field personnel wages and certain critical payments. The maximum aggregate amount of such advances from the three executive officers to the Company was $29,358 which amount was repaid effective May 30, 2002 from a portion of the proceeds from the Initial Private Placement discussed above.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2002
                                   (Unaudited)


3.   RELATED PARTY TRANSACTIONS, CONTINUED

Commencing in 1998 the executive officers of the Company have voluntarily deferred a portion of their base salary in order to conserve working capital of the Company. As of September 30, 2002, the total cumulative amount of such voluntary deferral was $506,093 of which $116,000 and $98,817 is related to the nine months ended September 30, 2002 and 2001, respectively. Director fees in the amount of $28,500 remain unpaid as of September 30, 2002 of which $6,500 and $-0- related to the nine months ended September 30, 2002 and 2001, respectively.

All of these other remaining related party liabilities are reflected in the financial statements of the Company as of September 30, 2002.

4.   GOING CONCERN

The Company's financial statements are prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced losses for the nine months ended September 30, 2002 of $1,118,177 and has a working capital deficit of $225,549 at September 30, 2002. The Company's ability to continue as a going concern is contingent upon its ability to secure financing, increase ownership equity and attain profitable operations.

The Company is pursuing financing for its operations which could include the sale of a portion of its assets, borrowing with secured, unsecured or convertible debt, or issuance of equity of the Company in public or private transactions. The Company may also consider third party joint venture participation at its Tonkin Springs properties or it could consider a potential merger with another company. It is presently uncertain if any such financing will be available to the Company, or will be available on terms acceptable to the Company.

5.   ADJUSTMENTS TO PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS.

Certain adjustments have been made to the financial statements and footnote disclosure for 2001 regarding the recognition of revenue related to equity securities earned under a management services contract with GRC as well as realization reserves related to those GRC equity securities. The changes increased OTHER REVENUE and COSTS AND EXPENSES by $139,643 for the nine-months ended September 30, 2001 and had no effect on Net (loss) for either period.

                                  (back cover)
                              ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the SEC. Under this registration statement, the Selling Shareholders named herein may sell up to 2,785,715 shares of U.S. Gold Corporation Common Stock described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the Common Stock the Selling Shareholders may offer. Each time the Selling Shareholders sell Common Stock, they will provide a prospectus and, if applicable, a post-effective amendment that will contain specific information about the terms of that offering. The post effective amendment may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus post effective amendments.

The registration statement that contains this prospectus as well as any post effective amendments thereto, including the exhibits to the registration statement, contain additional information about us and the securities the Selling Shareholders may offer under this prospectus. You can read that registration statement at the SEC's website or at the SEC's offices mentioned under the heading "ADDITIONAL INFORMATION AVAILABLE" elsewhere in this prospectus.

Until __________________, 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on information contained in this prospectus. Neither U.S. Gold Corporation nor the Selling Shareholders have authorized any other person to provide you with information different from that contained in this prospectus.

The Common Stock will not be offered in any jurisdiction where the offering is not permitted.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company indemnifies and holds harmless its directors, executive officers as well as certain other persons from any and all claims, actions, costs, expense, damages and liabilities, including without limitation, reasonable attorney's fees, arising out of or in connection with activities of those individuals in performance of their respective duties on behalf of our company, except in the case of gross negligence or willful misconduct, to the fullest extent permitted by applicable Colorado law.

The Colorado Business Corporation Act (the "Act") allows indemnification of directors, officers, employees and agents of the Company against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the Company if such person conducted himself in good faith and reasonable believed his actions were in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the Board of Directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses. In addition, the Company's By-Laws provide that the Company shall have the power to indemnify its officers, directors, employees and agents to the extent permitted by the Act.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

We will pay all expenses in connection with the issuance and distribution of the securities being registered. The following table sets forth expenses and costs related to this offering (other than underwriting discounts and commissions) expected to be incurred with the issuance and distribution of the securities described in this registration statement. All amounts are estimate except for the Securities and Exchange Commission's registration fee:

     SEC registration fee                                          $    106
     Legal fees and expenses for U. S. Gold Corporation            $ 20,000
     Accountants fees and expenses                                 $  9,000
     Printing and engraving expenses                               $  1,500
     Miscellaneous                                                 $  1,000
                                                                   --------
     Total                                                         $ 31,606

Item 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the preceding three years, the Company has sold an aggregate of 2,785,715 shares of its Common Stock without registering those securities under the Securities Act, all of which shares of Common Stock are subject to and included for registration in this filing, as follows:

                                                                                       Section of
                               Amount          Price        Total       Underwriter      Act for
Date     Purchaser              Sold         per share     Offering       Fee(1)        Exemption
----     ---------            ----------     ---------    -----------   -----------    -----------
5/30/02  Excalibur Limited    857,143          $.35       $300,000      $27,000          Reg. D(15)
         Partnership (2)      428,572(3)       $.53       $227,143(3)   $20,443(3)       Reg. D(15)

6/5/02   Global Gold          125,000          $.40       $50,000       $4,500           Reg. D(15)
         & Precious (4)

6/18/02  1056149 Ontario       50,000          $.40       $20,000       $1,800           Reg. D(15)
         Ltd. c/o HSBC
         Securities (Canada)
         Inc. (5)

6/18/02  John Ryan (6)        375,000          $.40       $150,000      $13,500          Reg. D(15)

6/18/02  Michaux-Gestion      250,000          $.40       $100,000      $9,000           Reg. D(15)
         Paris (7)

6/18/02  ING Ferri            125,000          $.40       $50,000       $4,500           Reg. D(15)
         a/c 2000024 (8)

6/18/02  Concord Bank          50,000          $.40       $20,000       $1,800           Reg. D(15)
         Limited (9)

6/20/02  Excelsior            125,000          $.40       $50,000       $4,500           Reg. D(15)
         Mining Fund (10)

6/28/02  R. Clarke (11)        75,000          $.40       $30,000       $2,700           Reg. D(15)

6/28/02  Arlington Group      187,500          $.40       $75,000       $6,750           Reg. D(15)
         PLC (12)

6/28/02  Kayjay Realty        112,500          $.40       $45,000       $4,050           Reg. D(15)
         Inc. (13)

6/28/02  GUNDYCO in            25,000          $.40       $10,000       $  900           Reg. D(15)
         Trust  for Account
         No. 500-1327427 (14)

------------------
(1) One December 17, 2002 the Company and GRC jointly entered into an agreement with IBK Capital Corp. of Toronto, Ontario, Canada ("IBK") whereby IBK agreed assist the Company and GRC in seeking and arranging equity investment independently for the Company as well as for GRC. The agreement provided commission due IBK of 9% computed on any money raised for the Company or for IBK.
(2) Excalibur Limited Partnership is an Ontario, Canada limited partnership the sole general partner of which is William Hechter.
(3) Represents 428,572 shares of Common Stock underlying unexercised warrants that are exercisable as of June 30, 2002 and expiring May 30, 2004.
(4) Global Gold & Precious is a gold and precious mutual fund company based in Paris, France with investment manager Jean Bernard Guyon.
(5) 1056149 Ontario Ltd. is an Ontario, Canada private foreign investment management company controlled by Marilyn Barker.

(6) Mr. John Ryan is a Canadian individual who makes his own investment decisions.
(7) Michaux-Gestion Paris is a private foreign investment management company based in Paris, France with investment manager Remy Bert.
(8) ING Ferri a/c 2000024 is the account of Societe Parisienne Gestion is a private foreign investment management company based in Paris, France with investment officer Yves Tailleur.
(9) The Concorde Bank Limited is a bank registered in Barbados, West Indies, with investment manager Norbert Marchal.
(10) Excelsior Mining Fund is registered in Nassau (Bahamas) and is managed by Lion Resources Management Ltd, London, England.
(11) Mr. R. Clark is a individual living in France who makes his own investment decisions.
(12) The Arlington Group PLC is a private foreign venture capital firm based in London, England.
(13) Kayjay Realty Inc. is a business based in Ontario, Canada, and the investment account is managed by HSBC Securities (Canada) Inc.
(14) GUNDYCO in Trust for Account No. 500-1327427 is managed by CIBC Wood Gundy for the benefit of Minh-Thu Dao-Hoy, an individual living in Canada.
(15) The Company relied on Sections 4(2) and 4(6) of the Securities Act and Rule 506 of Regulation D promulgated under the Act. All purchasers are "Accredited Investors" as that term is defined in Regulation D. All purchasers had access to information that enabled them to evaluate the risks and merits to an investment in the Company.


ITEM 16. EXHIBITS

3.0 Company's Articles of Incorporation, as Amended June 22, 1988, July 5, 1988, and December 20, 1991 (incorporated by reference from the Report on Form 10-KSB dated December 31, 1995, Exhibit 3.0).

3.1 Company's Bylaws, as Amended June 22, 1988 (incorporated by reference from the Report on Form 10-KSB dated December 31, 1995, Exhibit 3.1).

5 Opinion of Moye, Giles, O'Keefe, Vermeire & Gorrell LLP regarding legality of the securities covered by this Registration Statement (to be filed with Amendment No. 3).

10.1 Agreement To Pay Distributions dated February 21, 1992, by and between Tonkin Springs Gold Mining Company and French American Banking Corporation (incorporated by reference from the Report on Form 8-K dated February 21, 1992, Exhibit 4).

10.2 Amended and Restated Non-Qualified Stock Option and Stock Grant Plan, as amended effective December 8, 1993 (incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 1993,
          Exhibit 10.14).

10.3 Amended Employment Agreement with William W. Reid dated June 1, 1995 (Incorporated by reference from the Report on Form 10-QSB for the period ended September 30, 1995, Exhibit 10.1).

10.4 Amended Employment Agreement with William F. Pass dated June 1, 1995 (Incorporated by reference from the Report on Form 10-QSB for the period ended September 30, 1995, Exhibit 10.2).

10.5 Amended Employment Agreement with David C. Reid dated June 1, 1995 (Incorporated by reference from the Report on Form 10-QSB for the period ended September 30, 1995, Exhibit 10.3).

*10.6 Members Agreement of the Members of Tonkin Springs LLC by and between Tonkin Springs Venture Limited Partnership and Tonkin Springs Holdings Inc. dated February 26, 1999

*10.7 Members' Agreement of the Members of Tonkin Springs LLC as Amended by and between Tonkin Springs Venture Limited Partnership and U.S. Environmental Corporation dated October 18, 2001.

*10.8 Operating Agreement of the Members of Tonkin Springs LLC by and between Tonkin Springs Venture Limited Partnership and Tonkin Springs Holdings Inc. dated February 26, 1999.

*10.9 Operating Agreement of the Members of Tonkin Springs LLC as Amended by and between Tonkin Springs Venture Limited Partnership and U.S. Environmental Corporation dated October 18, 2001.

10.10 Settlement Agreement between Tonkin Springs Holding Inc., and Tonkin Springs Management Co., and Tonkin Springs Venture Limited Partnership and Tonkin Springs LLC, dated October 31, 2001 (Incorporated by reference from the Report on Form 10-QSB for the period ended September 31, 2001, Exhibit 10.3.)

*10.11 Technical Services Agreement dated December 18, 2001 between Tonkin Springs Holding Inc., Tonkin Springs Venture Limited Partnership and Tonkin Springs LLC, and Steffen Robertson & Kirsten (U.S.), Inc

*10.12    Amendment to Employment Agreement with William W. Reid dated July 21,
          1998.

*10.13    Amendment to Employment Agreement with William F. Pass dated July 21,
          1998

*10.14    Amendment to Employment Agreement with David C. Reid dated July 21,
          1998.

10.15 Management Agreement dated effective July 1, 2000 between U.S. Gold Corporation and Gold Resource Corporation (Incorporated by reference from the Report on Form 10-QSB for the period ended June 30, 2000,
          Exhibit 6.a.)

*10.16 Management Agreement dated effective January 1, 2001 between U.S. Gold Corporation and Gold Resource Corporation

*10.17 Technology Option Agreement dated December 18, 2001 between Newmont Technologies Limited and U.S. Gold Corporation.

*10.18 Non-Exclusive Technology License Agreement dated May 31, 2002 by and between Newmont USA Limited, d/b/a Newmont Mining Corporation and U.S. Gold Corporation

*10.19 Subscription Agreement dated May 30, 2002 by and between Excalibur Limited Partnership and U.S. Gold Corporation.

10.20 Form of Subscription Agreement at $.40/share with various Selling Shareholders of the Common Stock of U.S. Gold Corporation (Incorporated by reference from the Report on Form 10-QSB for the period ended June 30, 2002, Exhibit 10.3).

*10.21    2002 Stock Option and Stock Grant Plan dated August 8, 2002.

*10.22 Incentive Stock Option Agreement dated August 8, 2002 between the Company and William W. Reid.

*10.23 Incentive Stock Option Agreement dated August 8, 2002 between the Company and William WF. Pass.

*10.24 Incentive Stock Option Agreement dated August 8, 2002 between the Company and David C. Reid.

21. Subsidiaries of the U.S. Gold Corporation (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2001,
          Exhibit 21).

*23.1     Consent of Stark Winter Schenkein & Co., LLP.

23.2 The consent of Moye, Giles, O'Keefe, Vermeire & Gorrell LLP is included in Exhibit 5.

-----------------
*   Filed herewith.


ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes that it will:

1. File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     a. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     b. To reflect in the prospectus any facts or events, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of registration Fee" table in the effective registration statement.

     c. Include any additional or changed material information on the plan of distribution.

2. For the purposes of determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. To supplement the prospectus, after the expiration on the warrant period, May 30, 2004, to set forth the results of the exercise of the warrants, if any, thereunder.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, on December 4, 2002.

U.S. GOLD CORPORATION
(Registrant)

/s/ William W. Reid
-------------------------------------
By: William W. Reid
President and Chief Executive Officer and Chairman of the Board of Directors

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacity and on the dates stated.

/s/ William W. Reid
--------------------------------------
Date: December 4, 2002
William W. Reid
Title: Chairman of the Board of Directors

/s/ William F. Pass
--------------------------------------
Date: December 4, 2002
William F. Pass
Title: Vice President an Chief Financial Officer

/s/ David C. Reid
--------------------------------------
Date: December 4, 2002
David C. Reid
Title: Vice President and Member of the Board of Directors

/s/ John W. Goth
--------------------------------------
Date: December 4, 2002
John W. Goth
Title: Member of the Board of Directors